Exhibit 99.2 Audited financial statements of InterXion Holding N.V. as of and for the years ended December 31, 2018, 2017 and 2016 INDEX TO FINANCIAL STATEMENTS Report of Independent Registered Public Accounting Firm 2 Consolidated Income Statements 3 Consolidated Statements of Comprehensive Income 3 Consolidated Statements of Financial Position 4 Consolidated Statements of Changes in Shareholders’ Equity 5 Consolidated Statements of Cash Flows 6 Notes to the 2018 Consolidated Financial Statements 7 1

Report of Independent Registered Public Accounting Firm To the Board of Directors and Shareholders InterXion Holding N.V.: Opinion on the Consolidated Financial Statements We have audited the accompanying consolidated statements of financial position of InterXion Holding N.V. and subsidiaries (the Company) as of December 31, 2018, 2017 and 2016, the related consolidated income statements and consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, 2017 and 2016, and the results of its operations and its cash flows for each of the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated April 30, 2019 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting. Basis for Opinion These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion. /s/ KPMG Accountants N.V. We have served as the Company’s auditor since 2000. Amstelveen, The Netherlands April 30, 2019 2

CONSOLIDATED INCOME STATEMENTS Year Ended December 31, Note 2018 2017 2016 (€’000) Revenues 5,6 561,752 489,302 421,788 Cost of sales 5,8 (219,462) (190,471) (162,568) Gross profit 342,290 298,831 259,220 Other income 5 86 97 333 Sales and marketing costs 5,8 (36,494) (33,465) (29,941) General and administrative costs 5,7,8 (194,646) (167,190) (138,557) Operating income 5 111,236 98,273 91,055 Finance income 9 4,094 1,411 1,206 Finance expense 9 (65,878) (45,778) (37,475) Profit before taxation 49,452 53,906 54,786 Income tax expense 10 (18,334) (14,839) (16,450) Net income 31,118 39,067 38,336 Earnings per share attributable to shareholders: Basic earnings per share: (€) 17 0.43 0.55 0.54 Diluted earnings per share: (€) 17 0.43 0.55 0.54 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME For the year ended December 31, 2018 2017 (i) 2016 (i) (€’000) Net income 31,118 39,067 38,336 Other comprehensive income Items that are, or may be, reclassified subsequently to profit or loss Foreign currency translation differences (1,067) (7,029) (11,613) Initial recognition of pension provision 1 (909) — — Effective portion of changes in fair value of cash flow hedge 7 110 (45) Tax on items that are, or may be, reclassified subsequently to profit or loss Foreign currency translation differences 428 205 1,836 Initial recognition of pension provision 1 179 — — Effective portion of changes in fair value of cash flow hedge (3) (36) 15 Other comprehensive income/(loss), net of tax (1,365) (6,750) (9,807) Total comprehensive income attributable to shareholders 29,753 32,317 28,529 Note: — The accompanying notes form an integral part of these consolidated financial statements. 1 The “Initial recognition of pension provision” relates to a pension plan that qualifies as a defined benefit plan in accordance with IAS 19 – Employee Benefits , but was previously accounted for as a defined contribution plan for which the impact to the (interim) financial statements of previous periods and the current period is immaterial. As from 2018, management elected to change this by recognizing a corresponding entry in “Other comprehensive income”. (i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements. 3

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Note	As at December 31,		
		2018	2017[(i)]	2016[(i)]
			(€'000)	
Non-current assets				
Property, plant and equipment	11	**1,721,064**	1,342,471	1,156,031
Intangible assets	12	**64,331**	60,593	28,694
Goodwill	12	**38,900**	38,900	—
Deferred tax assets	10	**21,807**	24,470	20,370
Other investments	13	**7,906**	3,693	1,942
Other non-current assets	14	**16,843**	13,674	11,914
		1,870,851	1,483,801	1,218,951
Current assets				
Trade and other current assets	14	**205,613**	179,786	147,821
Cash and cash equivalents	15	**186,090**	38,484	115,893
		391,703	218,270	263,714
Total assets		**2,262,554**	1,702,071	1,482,665
Shareholders' equity				
Share capital	16	**7,170**	7,141	7,060
Share premium	16	**553,425**	539,448	523,671
Foreign currency translation reserve	16	**3,541**	4,180	11,004
Hedging reserve, net of tax	16	**(165)**	(169)	(243)
Accumulated profit / (deficit)	16	**69,449**	39,061	(6)
		633,420	589,661	541,486
Non-current liabilities				
Borrowings	19	**1,266,813**	724,052	723,975
Deferred tax liability	10	**16,875**	19,778	8,025
Other non-current liabilities	18	**34,054**	23,671	20,570
		1,317,742	767,501	752,570
Current liabilities				
Trade payables and other liabilities	18	**280,877**	229,912	171,433
Income tax liabilities		**7,185**	6,237	5,694
Borrowings	19	**23,330**	108,760	11,482
		311,392	344,909	188,609
Total liabilities		**1,629,134**	1,112,410	941,179
Total liabilities and shareholders' equity		**2,262,554**	1,702,071	1,482,665

Note:—The accompanying notes form an integral part of these consolidated financial statements.

(i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

4

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Note	Share capital	Share premium	Foreign currency translation reserve[i]	Hedging Reserve	Accumulated profit/(deficit)[i]	Total equity[i]
				(€'000)			
Balance at January 1, 2018		**7,141**	**539,448**	**4,180**	**(169)**	**39,061**	**589,661**
Net income		—	—	—	—	31,118	31,118
Hedging result, net of tax		—	—	—	4	—	4
Other comprehensive income/(loss), net of tax		—	—	(639)	—	(730)	(1,369)
Total comprehensive income/(loss), net of tax		**—**	**—**	**(639)**	**4**	**30,388**	**29,753**
Exercise of options		10	1,726	—	—	—	1,736
Issuance of performance shares and restricted shares		19	(19)	—	—	—	—
Share-based payments	21	—	12,270	—	—	—	12,270
Total contribution by, and distributions to, owners of the Company		**29**	**13,977**	**—**	**—**	**—**	**14,006**
Balance at December 31, 2018		**7,170**	**553,425**	**3,541**	**(165)**	**69,449**	**633,420**
Balance at January 1, 2017[i]		**7,060**	**523,671**	**11,004**	**(243)**	**(6)**	**541,486**
Net income		—	—	—	—	39,067	39,067
Hedging result, net of tax		—	—	—	74	—	74
Other comprehensive income/(loss), net of tax		—	—	(6,824)	—	—	(6,824)
Total comprehensive income/(loss), net of tax		**—**	**—**	**(6,824)**	**74**	**39,067**	**32,317**
Exercise of options		55	6,914	—	—	—	6,969
Issuance of performance shares and restricted shares		26	(26)	—	—	—	—
Share-based payments	21	—	8,889	—	—	—	8,889
Total contribution by, and distributions to, owners of the Company		**81**	**15,777**	**—**	**—**	**—**	**15,858**
Balance at December 31, 2017[i]		**7,141**	**539,448**	**4,180**	**(169)**	**39,061**	**589,661**
Balance at January 1, 2016[i]		**6,992**	**509,816**	**20,781**	**(213)**	**(38,342)**	**499,034**
Net income		—	—	—	—	38,336	38,336
Hedging result, net of tax		—	—	—	(30)	—	(30)
Other comprehensive income/(loss), net of tax		—	—	(9,777)	—	—	(9,777)
Total comprehensive income/(loss), net of tax		**—**	**—**	**(9,777)**	**(30)**	**38,336**	**27,429**
Exercise of options		48	6,284	—	—	—	6,332
Issuance of performance shares and restricted shares		20	(20)	—	—	—	—
Share-based payments	21	—	7,591	—	—	—	7,591
Total contribution by, and distributions to, owners of the Company		**68**	**13,855**	**—**	**—**	**—**	**13,923**
Balance at December 31, 2016[i]		**7,060**	**523,671**	**11,004**	**(243)**	**(6)**	**541,486**

Since no minority shareholders in Group equity exist, the Group equity is entirely attributable to the parent's shareholders.

Note:— The accompanying notes form an integral part of these consolidated financial statements.

(i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

5

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Note	For the years ended December 31, 2018	2017	2016
			(€'000)	
Net income		**31,118**	39,067	38,336
Depreciation and amortization	11,12	**128,954**	108,252	89,835
Provision for onerous lease contracts	19	**—**	—	(1,533)
Share-based payments	21	**12,270**	8,889	7,652
Net finance expense	9	**61,784**	44,367	36,269
Income tax expense	10	**18,334**	14,839	16,450
		252,460	215,414	187,009
Movements in trade receivables and other assets		**(13,647)**	(30,667)	(11,126)
Movements in trade payables and other liabilities		**12,187**	24,266	7,505
Cash generated from operations		**250,984**	209,013	183,388
Interest and fees paid		**(69,005)**	(41,925)	(36,003)
Interest received		**1**	143	136
Income tax paid		**(17,126)**	(11,985)	(8,124)
Net cash flow from operating activities		**164,854**	155,246	139,397
Cash flows from investing activities				
Purchase of property, plant and equipment		**(439,733)**	(247,228)	(241,958)
Financial investments—deposits		**(12,366)**	(324)	1,139
Acquisition of Interxion Science Park		—	(77,517)	—
Purchase of intangible assets		**(11,446)**	(8,787)	(8,920)
Loans provided to third parties		**(2,988)**	(1,764)	(1,942)
Proceeds from sale of financial asset		—	—	281
Net cash flow used in investing activities		**(466,503)**	(335,620)	(251,400)
Cash flows from financing activities				
Proceeds from exercised options		**1,736**	6,969	6,332
Proceeds from mortgages		**5,969**	9,950	14,625
Repayment of mortgages		**(8,335)**	(10,848)	(4,031)
Proceeds from Revolving Facilities		**148,814**	129,521	—
Repayment of Revolving Facilities		**(250,724)**	(30,000)	—
Proceeds 6.00% Senior Secured Notes		—	—	154,808
Repayment 6.00% Senior Secured Notes		**(634,375)**	—	—
Proceeds 4.75% Senior Notes		**1,194,800**	—	—
Finance lease obligation		**(1,170)**	(995)	—
Interest received at issuance of Additional Notes		**2,428**	—	2,225
Transaction costs 4.75% Senior Notes		**(7,122)**	—	—
Transaction costs 2018 Revolving Facility		**(2,542)**	—	—
Net cash flows from financing activities		**449,479**	104,597	173,959
Effect of exchange rate changes on cash		**(224)**	(1,632)	251
Net increase / (decrease) in cash and cash equivalents		**147,606**	(77,409)	62,207
Cash and cash equivalents, beginning of period		**38,484**	115,893	53,686
Cash and cash equivalents, end of period	15	**186,090**	38,484	115,893

Note:— The accompanying notes form an integral part of these consolidated financial statements.

6

NOTES TO THE 2018 CONSOLIDATED FINANCIAL STATEMENTS 1 The Company InterXion Holding N.V. (the “Company”) is domiciled in The Netherlands. The Company’s registered office is at Scorpius 30, 2132 LR Hoofddorp, The Netherlands. The consolidated financial statements of the Company for the year ended December 31, 2018 comprise the Company and its subsidiaries (together referred to as the “Group”). The Group is a leading pan-European operator of carrier-neutral Internet data centers. 2 Basis of preparation Statement of compliance The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), effective as of December 31, 2018, as issued by the International Accounting Standards Board (“IASB”), and IFRS as endorsed by the European Union (“EU”). They were authorized for issue by the Company’s Board of Directors on April 30, 2019. Basis of measurement The Group prepared its consolidated financial statements on a going-concern basis and under the historical cost convention except for certain financial instruments that have been measured at fair value. IFRS basis of presentation The audited consolidated financial statements as of December 31, 2018, 2017 and 2016 have been prepared in accordance with IFRS as endorsed by the EU. All standards and interpretations issued by the IASB and the IFRS Interpretations Committee effective for the year ended 2018 have been endorsed by the EU, except that the EU historically did not adopt certain paragraphs of IAS 39 applicable to hedge transactions. The Group has historically not entered into hedge transactions to which these paragraphs have been applicable. Under IFRS 9, this disparity is no longer in place. Consequently, the accounting policies applied by the Group also comply with IFRS as issued by the IASB. The changes in accounting policies that became effective as from January 1, 2018 (IFRS 9 and IFRS 15) are discussed in Note 3. Correction of errors Certain comparative amounts in the consolidated statements of financial position, consolidated statements of shareholders’ equity and consolidated statements of comprehensive income have been corrected for immaterial errors with respect to historic application of IAS 17 – Leases. The impact of this correction is disclosed in Note 28 – Correction of errors. Throughout the consolidated financial statements, columns including comparative figures that have been corrected, are indicated with ‘ (i) ’. Use of estimates and judgments The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates, which together with underlying assumptions, are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Judgments, estimates and assumptions applied by management in preparing these financial statements are based on circumstances as of December 31, 2018, and the Group operating as a stand-alone company. In particular, information about significant areas of estimation uncertainty and critical judgments in applying accounting policies that have the most significant effect on amounts recognized in the financial statements are discussed below: Property, plant and equipment and depreciation (see also Note 11) — Estimated remaining useful lives and residual values of property plant and equipment, including assets recognized upon a business combination, are reviewed annually. The carrying values of property, plant and equipment are also reviewed for impairment, where there has been a triggering event, by assessing the fair value less costs to sell or the value in use, compared with net book value. The calculation of estimated future cash flows and residual values is based on the Group’s best estimates of future prices, output and costs and is, therefore, subjective. In addition, the valuation of some of the assets under construction requires judgments that are related to the probability of signing lease contracts and obtaining planning permits. Regarding the properties acquired as part of the acquisition of InterXion Science Park B.V. we recognized fair value at acquisition date, based on the highest and best use. Intangible assets and amortization (see also Note 12) — Estimated remaining useful lives of intangible assets, including those 7 recognized upon a business combination, are reviewed annually. The carrying values of intangible assets are also reviewed for impairment where there has been a triggering event by assessing the fair value less costs to sell or the value in use, compared with net book value. The calculation of estimated future cash flows is based on the Group’s best estimates of future prices, output and costs and is, therefore, subjective. The customer portfolio acquired as part of the acquisition of InterXion Science Park B.V. was valued based on the multi-period excess earnings method, which considers the present value of net cash flows expected to be generated by the customer portfolio, excluding any cash flows related to contributory assets. Goodwill (see also Note 12) — Goodwill is recognized as the amount by which the purchase price of an acquisition exceeds the fair values of the assets and liabilities identified as part of the purchase price allocation. Goodwill is not being amortized, but subject to an annual impairment test. Lease accounting (see also Note 22) — At inception or modification of an arrangement, the Group determines whether such an arrangement is, or contains, a lease. Classification of a lease contract is based on the extent to which risks and rewards incidental to ownership of a leased asset lie with the lessor or the lessee. The classification of lease contracts includes the use of judgments and estimates. Costs of site restoration (see also Note 24) — Liabilities in respect of obligations to restore premises to their original condition are estimated at the commencement of the lease and reviewed annually, based on the rent period, contracted extension possibilities, the probability of lease terminations and the probability of incurrence of costs for restoring leasehold premises to their original condition at the end of the lease. Deferred tax (see also Note 10) — Provision is made for deferred tax at the rates of tax prevailing at the period-end dates unless future rates have been substantively enacted. Deferred tax assets are recognized where it is probable that they will be recovered based on estimates of future taxable profits for each tax jurisdiction. The actual profitability may be different depending on local financial performance in each tax jurisdiction. Share-based payments (see also Note 21) — The Group issues equity-settled share-based payments to certain employees under the terms of the long-term incentive plans. The charges related to equity-settled share-based payments, options to purchase ordinary shares and restricted and performance shares, are measured at fair value at the grant date. Fair values are being redetermined for market conditions as of each reporting date, until final grant date. The fair value at the grant date of options is determined using the Black Scholes model and is expensed over the vesting period. The fair value at grant date of the performance shares is determined using the Monte Carlo model and is expensed over the vesting period. The value of the expense is dependent upon certain assumptions including the expected future volatility of the Group’s share price at the grant date and, for the performance shares, the relative performance of the Group’s share price compared with a group of peer companies. Senior debt (see also Note 19) — Senior debt, including in 2018 the Senior Notes due 2025 and in 2017 and 2016 the Senior Secured Notes due 2020, is valued at amortized cost. The indentures under which senior debt was issued, include specific early redemption clauses. As part of the initial measurement of the amortized costs value of senior debt it is assumed that it will be held to maturity. If an early redemption of all or part of the senior debt is expected, the liabilities will be re-measured based on the original effective interest rate. The difference between liabilities, excluding a change in assumed early redemption and liabilities, including a change in assumed early redemption, will be recorded through profit and loss. Functional and presentation currency These consolidated financial statements are presented in euro, the Company’s functional and presentation currency. All information presented in euros has been rounded to the nearest thousand, except when stated otherwise. 3 Significant accounting policies Basis of consolidation The consolidated financial statements incorporate the financial statements of the Company and all entities that are directly or indirectly controlled by the Company. Subsidiaries are entities that are controlled by the Group. The Group controls an entity when it is exposed to, or has the right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The accounting policies set out below have been applied consistently by all subsidiaries. Loss of control When the Group loses control over a subsidiary, the Company de-recognizes the assets and liabilities of the subsidiary, any non- 8 controlling interests and the other components of equity related to the subsidiary. Any surplus or deficit arising on the loss of control is recognized in profit or loss. Transactions eliminated on consolidation Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements. Subsidiaries With the exception of Stichting Administratiekantoor Management InterXion, all the subsidiary undertakings of the Group, as set out below are wholly owned as of December 31, 2018. Stichting Administratiekantoor Management InterXion is part of the consolidation based on the Group’s control over the entity. InterXion HeadQuarters B.V., Amsterdam, The Netherlands; InterXion Nederland B.V., Amsterdam, The Netherlands; InterXion Trademarks B.V., Amsterdam, The Netherlands; InterXion Participation 1 B.V., Amsterdam, The Netherlands; InterXion Österreich GmbH, Vienna, Austria; InterXion Real Estate VII GmbH, Vienna, Austria; InterXion Belgium N.V., Brussels, Belgium; InterXion Real Estate IX N.V., Brussels, Belgium; InterXion Denmark ApS, Copenhagen, Denmark; InterXion Real Estate VI ApS, Copenhagen, Denmark; InterXion Real Estate XVII ApS, Copenhagen, Denmark; Interxion France SAS, Paris, France; Interxion Real Estate II SARL, Paris, France; Interxion Real Estate III SARL, Paris, France; Interxion Real Estate XI SARL, Paris, France; InterXion Deutschland GmbH, Frankfurt, Germany; InterXion Ireland DAC, Dublin, Ireland; Interxion Telecom SRL, Milan, Italy; InterXion España SA, Madrid, Spain; InterXion Real Estate XV SL, Madrid, Spain; InterXion Sverige AB, Stockholm, Sweden; InterXion (Schweiz) AG, Zurich, Switzerland; InterXion Real Estate VIII AG, Zurich, Switzerland; 9

InterXion Carrier Hotel Ltd., London, United Kingdom; InterXion Europe Ltd., London, United Kingdom; InterXion Real Estate Holding B.V., Amsterdam, The Netherlands; InterXion Real Estate I B.V., Amsterdam, The Netherlands; InterXion Real Estate IV B.V., Amsterdam, The Netherlands; InterXion Real Estate V B.V., Amsterdam, The Netherlands; InterXion Real Estate X B.V., Amsterdam, The Netherlands; InterXion Real Estate XII B.V., Amsterdam, The Netherlands; InterXion Real Estate XIII B.V., Amsterdam, The Netherlands; InterXion Real Estate XIV B.V., Amsterdam, The Netherlands; InterXion Real Estate XVI B.V., Amsterdam, The Netherlands; InterXion Science Park B.V., Amsterdam, The Netherlands; InterXion Operational B.V., Amsterdam, The Netherlands; InterXion Datacenters B.V., The Hague, The Netherlands; InterXion Consultancy Services B.V., Amsterdam, The Netherlands (dormant); Interxion Telecom B.V., Amsterdam, The Netherlands (dormant); Interxion Trading B.V., Amsterdam, The Netherlands (dormant); InterXion B.V., Amsterdam, The Netherlands (dormant); InterXion Telecom Ltd., London, United Kingdom (dormant); Stichting Administratiekantoor Management InterXion, Amsterdam, The Netherlands. Foreign currency Foreign currency transactions The individual financial statements of each Group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and the financial position of each entity are expressed in euros, which is the functional currency of the Company and the presentation currency for the consolidated financial statements. In preparing the financial statements of the individual entities, transactions in foreign currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At each balance sheet date, monetary assets and liabilities denominated in foreign currencies are retranslated at the rates prevailing at the balance sheet date. Non- monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. The income and expenses of foreign operations are translated to euros at average exchange rates. Foreign operations For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are expressed in euros using exchange rates prevailing at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Exchange differences, if any, arising on net investments including receivables from or payables to a 10 foreign operation for which settlement is neither planned nor likely to occur, are recognized directly in the foreign currency translation reserve (“FCTR”) within equity. When control over a foreign operation is lost, in part or in full, the relevant amount in the FCTR is transferred to profit or loss. Borrowing costs Borrowing costs attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are recognized in profit or loss in the period in which they are incurred. Borrowing costs are capitalized based on the effective interest rate of the Senior debt. Statement of cash flows The consolidated statement of cash flows is prepared using the indirect method. The cash flow statement distinguishes between operating, investing and financing activities. Cash flows in foreign currencies are converted at the exchange rate at the dates of the transactions. Currency exchange differences on cash held are separately shown. Payments and receipts of corporate income taxes and interest paid are included as cash flow from operating activities. Financial instruments Derivative financial instruments Up until December 31, 2017 Derivatives are initially recognized at fair value; any attributable transaction costs are recognized in profit and loss as they are incurred. Subsequent to initial recognition, derivatives are measured at their fair value, and changes therein are generally recognized in profit and loss. When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income and accumulated in the hedging reserve. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss. The amount accumulated in equity is retained in other comprehensive income and reclassified to the profit or loss in the same period, or periods, during which the hedged item affects profit or loss. If the hedging instrument no longer meets the criteria for hedge accounting, expires, is sold, terminated or exercised, or the designation is revoked, hedge accounting is discontinued prospectively. If the forecast transaction is no longer expected to occur, the amount accumulated in equity is reclassified to profit or loss. Fair values are obtained from quoted market prices in active markets or, where an active market does not exist, by using valuation techniques. Valuation techniques include discounted cash flow models. As from January 1, 2018 Derivatives are initially recognized at fair value; any attributable transaction costs are recognized in profit and loss as they are incurred. Subsequent to initial recognition, derivatives are measured at their fair value, and changes therein are generally recognized in profit and loss. When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income and accumulated in the hedging reserve. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss. The amount accumulated in equity is retained in other comprehensive income and reclassified to the profit or loss in the same period, or periods, during which the hedged item affects profit or loss. If the hedging instrument no longer meets the criteria for hedge accounting, expires, is sold, terminated or exercised, or the designation is revoked, hedge accounting is discontinued prospectively. If the forecast transaction is no longer expected to occur, the amount accumulated in equity is reclassified to profit or loss. 11

Financial instruments that contain embedded derivatives that cannot or should not be separated from the host contract, are recognized at Fair Value through Profit and Loss (“FVTPL”). Fair values are obtained from quoted market prices in active markets or, where an active market does not exist, by using valuation techniques. Valuation techniques include discounted cash flow models. Non-derivative financial instruments Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, loans and borrowings, and trade and other payables. Up until December 31, 2017 Non-derivative financial instruments are recognized initially at fair value, net of any directly attributable transaction costs. Subsequent to initial recognition, non-derivative financial instruments are measured at amortized cost using the effective interest method, less any impairment losses. The Group de-recognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the right to receive the contractual cash flows in a transaction in which substantially all the risk and rewards of ownership of the financial asset are transferred. Any interest in such transferred financial assets that is created or retained by the Group is recognized as a separate asset or liability. Financial assets and liabilities are offset, and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously. Financial assets are designated as of fair value through profit and loss if the Group manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Group’s risk management or investment strategy. Attributable transaction costs are recognized in profit and loss as incurred. Financial assets at fair value through profit and loss are measured at fair value and changes therein, which takes into account any dividend income, are recognized in profit and loss. The convertible loan given, is presented as ‘Other investment’ on the balance sheet. This loan is initially measured at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, it is measured at amortized costs using the effective interest method. As from January 1, 2018 A financial asset is measured at amortized cost (or in case of debt investments at Fair Value through Other Comprehensive Income (“FVOCI”)) if it meets the following conditions and is not designated as of FVTPL: • It is held within a business model whose objective is to hold assets to collect contractual cash flows; and • Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. All financial assets not classified as measured at amortized cost or FVOCI, are measured at FVTPL. This includes all derivative financial assets and assets that contain an embedded derivative instrument, such as the convertible loan the Group has given to Icolo Ltd. The Group de-recognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the right to receive the contractual cash flows in a transaction in which substantially all the risk and rewards of ownership of the financial asset are transferred. Financial assets and liabilities are offset, and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously. Trade receivables Up until December 31, 2017: Trade receivables were recognized initially at fair value and subsequently measured at amortized cost using the effective interest 12 method, less provision for impairment. A provision for impairment of trade receivables and other current assets is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original term of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the income statement. When a trade receivable and other current asset is uncollectable, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited in the income statement. As from January 1, 2018: Trade receivables are initially recognized when they are originated. Trade receivables (unless they include a significant financing component) are initially measured at the transaction price (as defined in IFRS 15), minus a loss allowance equal to lifetime expected credit losses. An allowance for expected credit losses is established when at the date the trade receivable originated, there is objective evidence that the Group will not be able to collect all amounts due according to the original term of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that there is a credit loss allowance necessary. The amount of the allowance is the difference between the transaction price and the present value of estimated future cash flows, discounted at the original effective interest rate. When a trade receivable and other current asset is uncollectable, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited in the income statement. Other current assets Other current assets are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. Cash and cash equivalents Cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. Cash and cash equivalents, including short-term investments, is valued at face value, which equals its fair value. Collateralized cash is included in other (non-) current assets and accounted for at face value, which equals its fair value, taking into account any expected credit losses. Trade payables and other current liabilities Trade payables and other current liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method. Share capital Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognized as a deduction from equity, net of any tax effects. Property, plant and equipment Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition or construction of the asset and comprises purchase cost, together with the incidental costs of installation and commissioning. These costs include external consultancy fees, capitalized borrowing costs, rent and associated costs attributable to bringing the assets to a working condition for their intended use and internal 13 employment costs that are directly and exclusively related to the underlying asset. In case of operating leases where it is probable that the lease contract will not be renewed, the cost of self-constructed assets includes the estimated costs of dismantling and removing the items and restoring the site on which they are located. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment. Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized within income. The cost of replacing part of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably. The carrying amount of the replaced part is de-recognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred. Depreciation is calculated from the date an asset becomes available for use and is depreciated on a straight-line basis over the estimated useful life of each part of an item of property, plant and equipment. Leased assets are depreciated on the same basis as owned assets over the shorter of the lease term and their useful lives. The principal periods used for this purpose are: •  Data center freehold land Not depreciated •  Data center buildings 15-30 years •  Data center infrastructure and equipment 5-20 years •  Office equipment and other 3-15 years Depreciation methods, useful lives and residual values are reviewed annually. Data center freehold land consists of the land owned by the Company and land leased by the Company under finance lease agreements. The data center buildings consist of the core and shell in which we have constructed a data center. Data center infrastructure and equipment comprises data center structures, leasehold improvements, data center cooling and power infrastructure, including infrastructure for advanced environmental controls such as ventilation and air conditioning, specialized heating, fire detection and suppression equipment and monitoring equipment. Office equipment and other is comprised of office leasehold improvements and office equipment consisting of furniture and computer equipment. Intangible assets and goodwill Intangible assets represent power grid rights, software, a customer portfolio previously identified as part of a business combination, and other intangible assets. Intangible assets are recognized at cost less accumulated amortization and accumulated impairment losses. Other intangible assets principally consist of lease premiums (paid in addition to obtain rental contracts). Software includes development expenditure, which is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use the asset. The expenditure capitalized includes the cost of material, services and direct labor costs that are directly attributable to preparing the asset for its intended use. Amortization is calculated on a straight-line basis over the estimated useful lives of the intangible asset. Amortization methods, useful lives are reviewed annually. The estimated useful lives are: •  Power grid rights (except for those with an indefinite life) 10–15 years •  Software 3–5 years •  Customer portfolio 20 years 14

•  Other 3–12 years Goodwill represents the goodwill related to business combinations, which is determined based on purchase price allocation. Goodwill is not being amortized, and subject to an annual impairment test. Impairment of non-financial assets The carrying amounts of the Group’s non-financial assets, excluding goodwill, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, intangible assets with an indefinite useful life and intangible assets that are not yet available for use, the recoverable amount is estimated annually. The recoverable amount of an asset or cash-generating unit is the greater of either its value in use or its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). Considering the Company manages its data centers by country, and, given the data center campus-structures, the financial performance of data centers within a country is highly inter-dependent, the Company has determined that the cash-generating unit for impairment-testing purposes should be the group of data centers per country, unless specific circumstances would indicate that a single data center is a cash-generating unit. An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of cash-generating units are to reduce the carrying amount of the assets in the unit (group of units) on a pro-rata basis. Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss previously recognized on assets other than goodwill, is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Borrowings Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; with any difference between the proceeds (net of transaction costs) and the redemption value recognized in the income statement over the period of the borrowings using the effective interest method. Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date. The Group de-recognizes a borrowing when its contractual obligations are discharged, cancelled or expired. As part of the initial measurement of the amortized cost value of debt, it is assumed that it will be held to maturity. If an early redemption of all or part of certain debt is expected, the liability will be re-measured based on the original effective interest rate. The difference between the liability, excluding a change in assumed early redemption and the liability, including a change in assumed early redemption, will be recognized in profit and loss. Provisions A provision is recognized in the statement of financial position when the Group has a present legal or constructive obligation as a result of a past event; it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be estimated reliably. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. The discount rate arising on the provision is amortized in future years through interest. A provision for site restoration is recognized when costs for restoring leasehold premises to their original condition at the end of the lease are probable to be incurred and it is possible to make an accurate estimate of these costs. The discounted cost of the liability is included in the related assets and is depreciated over the remaining estimated term of the lease. If the likelihood of this liability is estimated to be possible, rather than probable, it is disclosed as a contingent liability in Note 25. 15

A provision for onerous lease contracts is recognized when the expected benefits to be derived by the Group from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the discounted amount of future losses expected to be incurred in respect of unused data center sites over the term of the leases. Where unused sites can be sublet or partly sublet, management has taken account of the sublease income expected to be received over the minimum sublease term, which meets the Group’s revenue recognition criteria in arriving at the amount of future losses. Before a provision is established, the Group recognizes any impairment loss on the assets associated with that contract. Leases Leases, in which the Group assumes substantially all the risks and rewards of ownership, are classified as finance leases. On initial recognition, the leased asset is measured at an amount equal to the lower of either its fair value or the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. The finance lease obligations are presented as part of the long-term liabilities and, as far as amounts need to be repaid within one year, as part of current liabilities. Other leases are operating leases and the leased assets are not recognized on the Group’s statement of financial position. Payments made under operating leases are recognized in the income statement, or capitalized during construction, on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease. Minimum finance lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. At inception or modification of an arrangement, the Group determines whether such an arrangement is, or contains, a lease. This will be the case if the following two criteria are met: • the fulfilment of the arrangement is dependent on the use of a specific asset or assets; and • the arrangement contains the right to use an asset. For leased properties on which our data centers are located, we generally seek to secure property leases for terms of 20 to 25 years. Where possible, we try to mitigate the long-term financial commitment by contracting for initial lease terms for a minimum period of 10 to 15 years with the option for us either to (i) extend the leases for additional five-year terms or (ii) terminate the leases upon expiration of the initial 10- to 15-year term. Our leases generally have consumer price index based annual rent increases over the full term of the lease. Certain of our leases contain options to purchase the asset. Segment reporting The segments are reported in a manner Big4 , which comprises consistent with internal reporting provided to the chief operating decision-maker, identified as the Board of Directors. There are two segments: the first is France, Germany, The Netherlands and the United Kingdom , the second is Rest of Europe , which comprises Austria, Belgium, Denmark, Ireland, Spain, Sweden and Switzerland. Shared expenses such as corporate management, general and administrative expenses, loans and borrowings and related expenses and income tax assets and liabilities are stated in Corporate and other . The Big4 and Rest of Europe are different segments as management believes that the Big4 countries represent the largest opportunities for Interxion, from market trends and growth perspective to drive the development of its communities of interest strategy within customer segments and the attraction of magnetic customers. As a result, over the past three years we have invested between 68% and 71% of our capital expenditure in the Big4 segment while revenue constituted an average of 65% of total revenue over the same period. Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items presented as Corporate and other principally comprise loans and borrowings and related expenses; corporate assets and expenses (primarily the Company’s headquarters); and income tax assets and liabilities. Segment capital expenditure is defined as the net cash outflow during the period to acquire property, plant and equipment, and intangible assets other than goodwill, during the period. Adjusted EBITDA, Recurring revenue and Cash generated from operations, are additional indicators of our operating performance, and are not required by or presented in accordance with IFRS. We define Adjusted EBITDA as Operating income adjusted for the following items, which may occur in any period, and which management believes are not representative of our operating performance: 16

• Depreciation and amortization – property, plant and equipment and intangible assets (except goodwill) are depreciated on a straight-line basis over the estimated useful life. We believe that these costs do not represent our operating performance. • Share-based payments – represents primarily the fair value at the date of grant of employee equity awards, which is recognized as an expense over the vesting period. In certain cases, the fair value is redetermined for market conditions at each reporting date, until the final date of grant is achieved. We believe that this expense does not represent our operating performance. • Income or expense related to the evaluation and execution of potential mergers or acquisitions (“M&A”) – under IFRS, gains and losses associated with M&A activity are recognized in the period in which such gains or losses are incurred. We exclude these effects because we believe they are not reflective of our ongoing operating performance. • Adjustments related to terminated and unused data center sites – these gains and losses relate to historical leases entered into for certain brownfield sites, with the intention of developing data centers, which were never developed, and for which management has no intention of developing into data centers. We believe the impact of gains and losses related to unused data centers are not reflective of our business activities and our ongoing operating performance. In certain circumstances, we may also adjust for items that management believes are not representative of our current ongoing performance. Examples of this would include: adjusting for the cumulative effect of a change in accounting principle or estimate, impairment losses, litigation gains and losses or windfall gains and losses. We define Recurring revenue as revenue incurred from colocation and associated power charges, office space, amortized set-up fees, cross-connects and certain recurring managed services (but excluding any ad hoc managed services) provided by us directly or through third parties, excluding rents received for the sublease of unused sites. Cash generated from operations is defined as net cash flows from operating activities, excluding interest and corporate income tax payments and receipts. Management believe that the exclusion of these items provides useful supplemental information to net cash flows from operating activities to aid investors in evaluating the cash generating performance of our business. We believe Adjusted EBITDA, Recurring revenue and Cash generated from operations provide useful supplemental information to investors regarding our ongoing operational performance because these measures help us and our investors evaluate the ongoing operating performance of the business after removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization). Management believes that the presentation of Adjusted EBITDA, when combined with the primary IFRS presentation of net income, provides a more complete analysis of our operating performance. Management also believes the use of Adjusted EBITDA facilitates comparisons between us and other data center operators (including other data center operators that are REITs) and other infrastructure-based businesses. Adjusted EBITDA is also a relevant measure used in the financial covenants of our revolving credit facility (the “Revolving Facility”) and our 4.75% Senior Notes due 2025 (the “Senior Notes”). This information, provided to the chief operating decision-maker, is disclosed to permit a more complete analysis of our operating performance. Exceptional items are those significant items that are separately disclosed by virtue of their size, nature or incidence to enable a full understanding of the Group’s financial performance. Revenue recognition under IAS 18—Revenue In the comparative periods 2017 and 2016, the Group applied the following accounting policies for recognition of revenue under IAS 18 . Revenue is recognized when it is probable that future economic benefits will flow to the Group and that these benefits, together with their related costs, can be measured reliably. Revenue is measured at the fair value of the consideration received or receivable considering any discounts or volume rebates. The Group reviews transactions for separately identifiable components and, if necessary, applies individual recognition treatment, revenues are allocated to separately identifiable components based on their relative fair values. The Group earns colocation revenue as a result of providing data center services to customers at its data centers. Colocation revenue and lease income are recognized in profit or loss on a straight-line basis over the term of the customer contract. Incentives granted are recognized as an integral part of the total income, over the term of the customer contract. Customers are usually invoiced quarterly in advance and income is recognized on a straight-line basis over the quarter. Initial setup fees payable at the beginning of 17 customer contracts are deferred at inception and recognized in the income statement on a straight-line basis over the initial term of the customer contract. Power revenue is recognized based on customers’ usage. Other services revenue, including managed services, connectivity and customer installation services including equipment sales are recognized when the services are rendered. Certain installation services and equipment sales, which by their nature have a non- recurring character, are presented as non-recurring revenues and are recognized on delivery of service. Deferred revenues relating to invoicing in advance and initial setup fees are considered contract liabilities and carried on the statement of financial position as part of trade payables and other liabilities. Deferred revenues due to be recognized after more than one year are held in non-current liabilities. Revenue recognition under IFRS 15 – Revenues from contracts with customers The Group has initially applied IFRS 15 from January 1, 2018, and recognized revenues based on applying the recognition model prescribed by IFRS 15. Due to the transition method chosen in applying IFRS 15, comparative information has not been restated to reflect the new requirements. Identification of contracts with customers Contracts that are in scope of IFRS 15 include mutually approved service agreements and customer order forms. Based on these contracts and forms, both parties can identify their rights and obligations. In certain circumstances two or more agreements and customer order forms may be considered a combined contract. Identification of performance obligations Under IFRS 15 the Group identified four performance obligations: 1. Primary data center services This performance obligation includes providing space, power capacity, connectivity, required setup and installation services and energy to customers. These services are not capable of being distinct from each other and therefore considered one performance obligation. Since customers simultaneously receive and consume the benefits as the Group meets its performance obligation, revenues are being recognized over time. Each month we deliver services which are substantially similar. Customers can benefit from each individual month of service. Therefore, and since an individual month of providing primary data center services is separately identifiable, each month of providing primary data center services is considered a distinct performance obligation. Most of our contracts include price indexation clauses which in general apply as of January each year. Under the new standard, a series of distinct goods or services will be accounted for as a single performance obligation if they are substantially the same, have the same pattern of transfer and both of the following criteria are met: (i) each distinct good or service in the series represents a performance obligation that would be satisfied over time; and (ii) the entity would measure its progress towards satisfaction of the performance obligation using the same measure of progress for each distinct good or service in the series. The principles in IFRS 15 therefore apply to each single performance obligation when the series criteria are met, rather than the individual services that make up the single performance obligation. As a result, revenue is allocated to the relative standalone selling price of the series as one performance obligation, rather than to each distinct service within it., except for allocating variable considerations. 2. Hands and eyes recurring This performance obligation represents remote hands and eyes activities for which the customer is being charged a recurring monthly fee. 3. Additional setup and installation This performance obligation relates to selling goods and one-off installation services to the customer, which are not part of providing primary data center services. 4. Hands and eyes on demand This type of remote hands and eyes support is being provided upon the customers’ specific request and charged on an as-incurred basis. This performance obligation is fulfilled as soon as the requested support is provided. 18

Determination of the transaction price The transaction price is the amount of consideration to which the Group expects to be entitled in exchange for transferring the goods and providing the services to customers. Allocation of revenue Revenue from contracts with customers is being allocated to separate performance obligations, based on the relative standalone selling price of each performance obligation. This includes the allocation of discounts given to customers. Recognition of revenue Revenue from primary data center services and from Hands and eyes recurring is being recognized over time, considering one month of providing service as a separate performance obligation. Incentives granted are recognized as an integral part of the total income, over the term of the customer contract. Initial setup fees payable at the beginning of customer contracts are deferred at inception and recognized in the income statement on a straight-line basis over the initial term of the customer contract. Power revenue is recognized based on customers’ usage. Hands and eyes on demand and additional setup and installation, which have a non-recurring character, are presented as non- recurring revenues and are recognized at the point in time of the delivery of the service. Delivery of these goods and providing these services triggers transfer of control and is the point in time at which revenue is recognized. Contract balances Under IFRS 15 the Group recognizes three types of contract balances: 1. Contract assets A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Group performs services to a customer before the customer pays consideration or before payment is due, a contract asset is recognized. In our consolidated statement of financial position, these assets are included as accrued revenue in trade and other current assets (see also note 14). 2. Trade receivables A receivable represents the Group’s right to an amount of consideration that is unconditional (i.e. only the passage of time is required before payment of the consideration is due). 3. Contract liabilities A contract liability is the obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is that is unconditionally due) from the customer. If the customer pays consideration before the Group transfers the services to the customer, a contract liability is recognized when the payment is made by the customer or when the payment is due (whichever is earlier). Contract liabilities are recognized as revenue in line with fulfilling the performance obligations under the contract. In our consolidated statement of financial position, these liabilities are presented as deferred revenue in trade payables and other liabilities (see also note 18). Cost of sales Cost of sales consists mainly of rental costs for the data centers and offices, power costs, maintenance costs relating to the data center equipment, operation and support personnel costs and costs related to installations and other customer requirements. In general, maintenance and repairs are expensed as incurred. In cases where maintenance contracts are in place, the costs are recorded on a straight-line basis over the contractual period. Sales and marketing costs The operating expenses related to sales and marketing consist of costs for personnel (including sales commissions), marketing and other costs directly related to the sales process. Costs of advertising and promotion are expensed as incurred. General and administrative costs General and administrative costs are expensed as incurred and include amortization and depreciation expenses. 19

Employee benefits Defined contribution pension plans A defined contribution pension plan is a post-employment plan under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized as an employee benefit expense in the income statement in the periods during which the related services are rendered by employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. Contributions to a defined contribution plan, which are due more than 12 months after the end of the period in which the employees render the service, are discounted to their present value. Termination benefits Termination benefits are recognized as an expense when the Group is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancy are recognized as an expense if the Group has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably. If benefits are payable more than 12 months after the reporting date, they are discounted to their present value. Share-based payments The long-term incentive plans enable Group employees to earn and/or acquire shares of the Group. The fair value at the date of grant of share options, restricted shares and performance shares is recognized over the vesting period, with a corresponding increase in equity. The fair value of options is determined using the Black Scholes model, the fair value of performance shares is determined using the Monte Carlo model. Restricted shares are valued based on the market value at the date of grant. Based on the actual performance on non-market conditions the number of performance shares that will vest is updated after the performance period. The fair value of performance share awards which are conditionally granted and are subject to market conditions is redetermined at each reporting date until the final date of grant is achieved. The amount recognized as an expense is adjusted to reflect the actual number of share options, restricted and performance shares that vest. Finance income and expense Finance income and expense include interest payable on borrowings calculated using the effective interest rate method, gains on financial assets recognized at fair value through profit and loss and foreign exchange gains and losses. Borrowing costs attributable to the acquisition or construction of data center assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the costs of those assets, until such time as the assets are ready for their intended use. Interest income is recognized in the income statement as it accrues, using the effective interest method. The interest expense component of finance lease payments is recognized in the income statement using the effective interest rate method. Foreign currency gains and losses are reported on a net basis, as either finance income or expenses, depending on whether the foreign currency movements are in a net gain or a net loss position. Other financial income and expense may include the changes in fair value of financial instruments carried at fair value through profit and loss. Income tax Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Deferred tax is recognized in respect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, nor differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date that are expected to be applied to temporary differences when they reverse, or loss carry forwards when they are utilized. 20

A deferred tax asset is also recognized for unused tax losses and tax credits. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend. In determining the amount of current and deferred tax, the Company takes into account the impact of uncertain tax positions and whether additional taxes, penalties and interest may be due. The Company believes that its accruals for tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes the Company to change its judgment regarding the adequacy of existing tax liabilities; such changes to tax liabilities will have an impact on tax expense in the period that such a determination is made. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. Earnings per share The Group presents basic and diluted earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary and preference shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is determined by adjusting the basic earnings per share for the effects of all dilutive potential ordinary shares. Changes in accounting policies This is the first set of consolidated financial statements in which IFRS 9 – Financial Instruments and IFRS 15 – Revenue from Contracts with Customers have been reflected . The nature and effect of the changes as a result of adoption of these new accounting standards is described below. Several other amendments and interpretations, including Amendments to IFRS 2 – Classification and Measurement of Share- based Payment Transactions , apply for the first time in 2018, but do not have an impact on the consolidated financial statements of the Group. The Group has not adopted any standards, interpretations or amendments that have been issued but are not yet effective. IFRS 9 – Financial Instruments IFRS 9 sets out requirements for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. This standard replaces IAS 39 – Financial Instruments: Recognition and measurement . As a result of the adoption of IFRS 9, the Company has adopted consequential amendments to IAS 1 – Presentation of Financial Statements, which require impairment of financial assets to be presented in a separate line item in the consolidated income statement, as far as these impairment losses are material. Impairment losses on other financial assets, if any, are presented under ‘Finance expense’, similar to the presentation under IAS 39, and not presented separately in the consolidated income statement due to materiality considerations. Additionally, the Company had adopted consequential amendments to IFRS 7 – Financial Instruments: Disclosures that are applied to disclosures about 2018 but have not been generally applied to comparative information. IFRS 9 contains three principal classification categories for financial assets: measured at amortized cost, at fair value through other comprehensive income (“FVOCI”) and at fair value through profit and loss (“FVTPL”). The standard eliminates the IAS 39 categories of held to maturity , loans and receivables and available for sale . Under IFRS 9, derivatives embedded in contracts where the host is a financial asset in the scope of the standard, are never separated. Instead, the hybrid financial instrument as a whole is assessed for classification. IFRS 9 largely retains the requirements in IAS 39 for the classification and measurement of financial liabilities. The adoption of IFRS 9 has not had a significant effect on the Group’s accounting policies related to financial liabilities and derivative financial instruments. IFRS 15 – Revenue from Contracts with Customers 21

IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue from contracts with customers is recognized. It replaced IAS 18 – Revenue , IAS 11 – Construction Contracts and related interpretations. Under IFRS 15, revenue is recognized when a customer obtains control of the goods or services. Determining the timing of the transfer of control – at a point in time or over time – requires judgment. The Group has adopted IFRS 15 using the cumulative effect method, applying the practical expedient that allows to only apply IFRS 15 to contracts that are not completed as per the initial date of application. Accordingly, the information presented for 2017 and 2016 has not been restated, i.e., it is presented, as previously reported, under IAS 18 and related interpretations. Additionally, the disclosure requirements in IFRS 15 have not generally been applied to comparative information. IFRS 15 does not have a significant impact on the way the Group accounts for revenues from primary data center services, because the services provided to customers meet the requirements to apply the series guidance under IFRS 15. Revenues relating to non-recurring performance obligations are being recognized at a point in time upon the Group fulfilling its performance obligation, which is similar to how the Group historically recognized such revenues in the past. Accordingly, there would not be material adjustments to be reported in the retained earnings of the comparative period. New standards and interpretations not yet adopted Of the new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements, IFRS 16 – Leases is disclosed below. This is the only standard becoming effective in the future, that will significantly impact the Group’s financial statements. IFRS 16 - Leases In January 2016, the IASB issued IFRS 16 - Leases, the new accounting standard for leases. The new standard is effective for annual periods beginning on or after January 1, 2019 and will replace IAS 17 – Leases and IFRIC 4 – Determining whether an Arrangement contains a Lease. IFRS 16 was endorsed by the EU in October 2017. Leases in Which the Group is a Lessee The new standard requires lessees to apply a single, on-balance sheet accounting model to all its leases, unless a lessee elects the recognition exemptions for short-term leases and/or leases of low-value assets. A lessee must recognize a right-of-use asset representing its right to use the underlying asset and a lease obligation representing its obligation to make lease payments. The standard permits a lessee to elect either a full retrospective or a modified retrospective transition approach. The most significant impact on the income statement is that operating lease expenses will no longer be recognized, except for those lease contracts for which the Group is going to apply the practical expedients mentioned hereafter. The impact of lease contracts on the consolidated income will move from cost of sales to amortization of the right of use asset and interest relating to the lease liability. As a result, certain key metrics such as operating profit and Adjusted EBITDA will change significantly. Compared to lease accounting under IAS 17, total expenses will be higher in the earlier years of a lease and lower in the later years. The lease liability will be calculated based on the minimum future lease payments under the lease contract, discounted at the incremental borrowing rate, which is calculated per class of leased assets (e.g. real estate, ducts, cars and office equipment) and per country in which the relevant asset is operating. Additionally, the incremental borrowing rate will be the rate at which the interest charges relating to the lease liability are calculated. Implementation of IFRS 16 is not expected to have a significant impact on the Group’s compliance with the debt covenants in the Revolving Facility Agreement and Indenture, because the relevant definitions in the Revolving Facility Agreement and Indenture exclude the impact of IFRS 16. The Group elected to apply the practical expedients for lease contracts with lease terms ending within twelve months from the date of initial contract start date, and lease contracts for which the underlying asset is of low value. As a result, it will not apply lease accounting to these contracts. Furthermore, the payments under lease contracts in which the Group is a lessee will not be separated into lease- and non-lease elements. Leases in Which the Group is a Lessor The Company has investigated which elements of its contracts with customers will be subject to lessor accounting under the requirements of IFRS 16. The portion of the contracts with customers that meet the criteria for recognition of a lease (primarily real estate) based on guidance in IFRS 16 will be identified as lease elements and fall within the scope of IFRS 16 and no longer within the scope of IFRS 15 – Revenue from contracts with customers as from January 1, 2019, since leases are specifically excluded from that standard. Therefore, as of January 1, 2019, the Group will account for the lease-elements in its contracts with customers in accordance 22 with IFRS 16. Non-lease elements which are included in those contracts will continue to be accounted for in accordance with IFRS 15. Transition The Group will adopt IFRS 16 on January 1, 2019, using the modified retrospective approach, and will apply the practical expedient to grandfather the definition of a lease on transition and therefore will not apply IFRS 16 to all contracts entered into before January 1, 2019 which were not identified as leases in accordance with IAS 17 and IFRIC 4. Impact analysis The adoption of IFRS 16 will have the following significant impact on the opening balance of 2019 compared to the consolidated statement of financial position as of December 31, 2018: • a €420 million increase in non-current assets due to the recognition of right-of-use assets relating to leases that were accounted for under IAS 17 as operating leases; • a €20 million decrease in current assets due to reclassification of certain prepayments to the right-of-use assets; • a €422 million increase in financial liabilities due to the recognition of lease liabilities relating to leases that were accounted for under IAS 17 as operating leases; and • a €22 million decrease in current liabilities due to the reclassification of certain accruals to lease liabilities. In addition to the above impact, the adoption of IFRS 16 will also result in a reclassification of finance lease liabilities from borrowings to lease liabilities and impact the consolidated income statement and certain of the Company’s key financial metrics as a result of changes in the classification of charges recognized in the consolidated income statement and the consolidated statement of cash flows. The application of the new standard will decrease both cost of sales and operating costs (excluding depreciation) in the income statement, giving rise to an increase of the underlying Adjusted EBITDA, but this will largely be offset by corresponding increases in depreciation and finance expenses, and hence the impact on the Company’s Net income for the year will not be material. Net cash flows from operating activities will increase due to certain lease expenses no longer being recognized as operating cash outflows, however this will be offset by a corresponding decrease in Net cash flows from financing activities due to repayments of the principal amount of lease liabilities. 4 Financial risk management Overview The Group has exposure to the following risks from its use of financial instruments: • credit risk; • liquidity risk; • market risk; • other price risks. This note presents information about the Group’s exposure to each of the above risks, the Group’s goals, policies and processes for measuring and managing risk, and its management of capital. Further quantitative disclosures are included throughout these consolidated financial statements. The Board of Directors has overall responsibility for the oversight of the Group’s risk management framework. The Group continues developing and evaluating the Group’s risk management policies with a view to identifying and analyzing the risks faced, to setting appropriate risk limits and controls, and to monitoring risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations. The Board of Directors oversees the way management monitors compliance with the Group’s risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks the Group faces. Credit risk 23

Credit risk is the risk of financial loss to the Group if a customer, bank or other counterparty to a financial instrument were to fail to meet its contractual obligations. It principally arises from the Group’s receivables from customers. The Group’s most significant customer, which is serviced from multiple locations and under a number of service contracts, accounted for 14% of revenues in 2018, for 14% of revenues in 2017, and for 13% in 2016. Trade and other receivables The Group’s exposure to credit risk is mainly influenced by the individual characteristics of each customer. The makeup of the Group’s customer base, including the default risk of the industry and the country in which customers operate, has less of an influence on credit risk. The Group has an established credit policy under which each new customer is analyzed individually for creditworthiness before it begins to trade with the Group. If customers are independently rated, these ratings are used. If there is no independent rating, the credit quality of the customer is analyzed taking its financial position, past experience and other factors into account. The Group’s standard terms require invoices for contracted services to be settled before the services are delivered. In addition to the standard terms, the Group provides service-fee holidays on long-term customer contracts, for which an accrued revenue balance is accounted. In the event that a customer fails to pay amounts that are due, the Group has a clearly defined escalation policy that can result in a customer’s access to their equipment being denied or in service to the customer being suspended. In 2018, 95% (2017: 95% and 2016: 95%) of the Group’s revenue was derived from contracts under which customers paid an agreed contracted amount, including power on a regular basis (usually monthly or quarterly) or from deferred initial setup fees paid at the outset of the customer contract. As a result of the Group’s credit policy and the contracted nature of the revenues, losses have been infrequent (see Note 20). Prior to the transition to IFRS 9, the Group established an allowance that represents its estimate of potential incurred losses in respect of trade and other receivables. This allowance is entirely composed of a specific loss component relating to individually significant exposures. After the transition to IFRS 9, the Group recognizes trade receivables at the transaction price, minus a loss allowance at an amount equal to lifetime expected credit losses. Loans granted The Group has granted a USD 7.5 million (excluding accrued interest) convertible loan to Icolo Ltd, a company that is investing in a green field and operating a data center business in Kenya. Interxion has the option to convert the loan into equity on the maturity date or upon occurrence of an enforcement event. Upon implementation of IFRS 9 – Financial Instruments, the convertible loan is considered a single instrument, to be carried at fair value through profit and loss. Since January 1, 2018, it has been accounted for as such. Bank counterparties The Group has certain obligations under the terms of its Revolving Facility Agreement and Senior Notes which limit disposal of surplus cash balances. The Group monitors its cash position, including counterparty and term risk, on a daily basis. Guarantees Certain of our subsidiaries have granted guarantees to our lending banks in relation to our facilities. The Company grants rent guarantees to landlords of certain of the Group’s property leases (see Note 24). Liquidity risk Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to its reputation or jeopardizing its future. The majority of the Group’s revenues and operating costs are contracted, which assists it in monitoring cash flow requirements, which it does on a daily and weekly basis. Typically, the Group ensures that it has sufficient cash on demand to meet expected normal operational expenses, including the servicing of financial obligations, for a period of 60 days; this excludes the potential impact of extreme circumstances, such as natural disasters, that cannot reasonably be predicted. All significant capital expansion projects are subject to formal approval by the Board of Directors, and material expenditure or customer commitments are made only once the management is satisfied that the Group has adequate committed funding to cover the 24 anticipated expenditure (see Note 22). Senior Notes On June 18, 2018, the Company issued an aggregate principal amount of €1,000 million 4.75% Senior Notes due 2025 (the “Initial Notes”). The net proceeds of the offering were used to redeem the entire amounts relating to the €625 million Senior Secured Notes due 2020, to repay amounts drawn under our former revolving credit facilities, to pay all related fees, expenses and premiums and for other general corporate purposes. On September 20, 2018, the Company issued a further €200.0 million aggregate principal amount of 4.75% Senior Notes due 2025 (the “Additional Notes” and together with the Initial Notes, the “Senior Notes”). The Senior Notes are governed by an indenture dated June 18, 2018, between the Company, as issuer, and The Bank of New York Mellon, London Branch, as Trustee (the “Indenture”). The Indenture contains customary restrictive covenants including, but not limited to, limitations or restrictions on our ability to incur debt, grant liens and sell assets. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain additional debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt. The Senior Notes are guaranteed by certain of the Company’s subsidiaries On September 20, 2018, the Company issued a further €200.0 million aggregate principal amount of Senior Notes . The net proceeds of the offering amounted to €203.8 million, net of offering fees and expenses of €2.2 million. The net proceeds contained the nominal value of the Additional Notes, plus an issuance premium of 103.00%. The Additional Notes, which are guaranteed by certain subsidiaries of the Company, were issued under the Indenture pursuant to which, on June 18, 2018, the Company issued the Initial Notes. Revolving Facility Agreement On June 18, 2018, the Company entered into the €200.0 million revolving facility agreement (the “Revolving Facility Agreement”) between, among others, InterXion Holding N.V., the arrangers named therein and ABN AMRO Bank N.V. as agent (for the purpose of this section, the “Agent”), pursuant to which the Revolving Facility has been made available to the Company. As at December 31, 2018, the Revolving Facility was undrawn. In the first quarter of 2019, this facility was increased by €100.0 million for a total commitment of €300.0 million. Covenants regarding Revolving Facility Agreement The Revolving Facility Agreement requires us to maintain a specified financial ratio. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt. The Revolving Facility Agreement also includes a net leverage ratio (tested on a quarterly basis provided that the aggregate base currency amount of the outstanding loans (excluding any non-cash ancillary outstandings and any non-cash utilization) exceeds 35% of the total commitments thereunder on the applicable quarter date (the “Test Condition”)), which requires total net debt (calculated as a ratio to pro forma Adjusted EBITDA of consecutive four quarters) not to exceed 5.00 to 1.00. In addition, the Revolving Facility Agreement permits us to elect, on a one-time basis and subject to certain conditions, to adjust the financial covenant to 5.50 to 1.00 for two consecutive quarter periods (including the quarter such election is made). In addition, the Company must ensure, under the Revolving Facility Agreement, that the guarantors represent a certain percentage of Adjusted EBITDA, and a certain percentage of the consolidated net assets of the Group. The breach of any of these covenants by the Company or the failure by the Company to maintain its leverage ratio could result in a default under the Revolving Facility Agreement. As of December 31, 2018, the Company’s consolidated fixed charge ratio was 4.01 to 1.00 and the Consolidated Total Net Leverage Ratio was 4.39 to 1.00. The Company has remained in full compliance with all its covenants. In addition, the Company does not anticipate, in the next twelve months, any breach or failure that would negatively impact its ability to borrow funds under the Revolving Facility Agreement. Mortgages On January 18, 2013, the Group completed a €10.0 million financing agreement, consisting of two loans that are secured by mortgages on the PAR3 land owned by Interxion Real Estate II Sarl and the PAR5 land owned by Interxion Real Estate III Sarl and a pledge on the rights under the intergroup lease agreements between Interxion Real Estate II Sarl and Interxion Real Estate III Sarl, as 25

lessors, and Interxion France SAS, as lessee, and are guaranteed by Interxion France SAS. The principal amounts of the mortgage loans are required to be repaid in quarterly installments collectively amounting to €167,000 of which the first quarterly installment was paid on April 18, 2013. The mortgage loans have a maturity of 15 years and a variable interest rate based on EURIBOR plus an individual margin ranging from 240 to 280 basis points. The financing agreement requires the interest rate to be fixed for a minimum of 40% of the principal outstanding amount for a minimum of six years. In April 2013, the interest rate was fixed for approximately 75% of the principal outstanding amount for a period of ten years. The financing agreement does not include any financial covenants. On April 1, 2014, the Group completed a €9.2 million financing agreement, consisting of a loan that is secured by a mortgage on the data center property in Belgium owned by Interxion Real Estate IX N.V. and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate IX N.V., as lessor, and InterXion Belgium N.V., as lessee, and is guaranteed by Interxion Real Estate Holding B.V. The principal amount of the mortgage loan is required to be repaid in quarterly installments of €153,330 of which the first quarterly installment was paid on July 31, 2014. The mortgage loan has a maturity of 15 years and a variable interest rate based on EURIBOR plus 200 basis points. The financing agreement does not include any financial covenants. On October 13, 2015, the Group completed a €15.0 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property (FRA8 and FRA10) in Germany owned by Interxion Real Estate I B.V. and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate I B.V., as lessor, and Interxion Deutschland GmbH, as lessee. The principal amount of the mortgage loan is required to be repaid in four annual installments of €1.0 million of which the first annual installment was paid on September 30, 2016, and a final installment of €11.0 million which is due on September 30, 2020. The mortgage loan has a maturity of five years and has a variable interest rate based on EURIBOR plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate I B.V. On April 8, 2016, the Group completed a €14.6 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property in Austria owned by Interxion Real Estate VII GmbH and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate VII GmbH, as lessor, and Interxion Österreich GmbH, as lessee. The principal amount of the mortgage loan is required to be repaid in 177 monthly installments, increasing from €76,000 to €91,750. The mortgage loan has a maturity of fourteen years and nine months and has a variable interest rate based on EURIBOR plus 195 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate VII GmbH. On December 1, 2017, the Group renewed a €10.0 million financing agreement, entered into in 2012, consisting of a loan that is secured by a mortgage on certain data center property in The Netherlands owned by Interxion Real Estate IV B.V. The principal amount of the mortgage loan is required to be repaid in four annual instalments of €667,000 commencing in December 2018 and a final installment of €7,332,000 which is due on December 31, 2022. The mortgage loan has a variable interest rate based on EURIBOR (subject to a zero percent EURIBOR floor) plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate IV B.V. On July 12, 2018, the Group completed a €6.0 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property in The Netherlands owned by Interxion Real Estate V B.V. and a pledge on rights under the intergroup lease agreement between Interxion Real Estate V B.V., as lessor, and Interxion Nederland B.V., as lessee. The principal amount of the mortgage loan is required to be repaid in four annual instalments of €400,000 commencing July 12, 2019 and a final installment of €4,400,000 which is due on July 1, 2023. The mortgage loan has a variable interest rate based on EURIBOR plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate V B.V. Further details are in the Borrowing section (see Note 19). Market risk Currency risk The Group is exposed to currency risk on sales, purchases and borrowings that are denominated in a currency other than the respective functional currencies of Group entities, primarily the euro, but also pounds sterling (GBP), Swiss francs (CHF), Danish kroner (DKK) and Swedish kronor (SEK). The currencies in which these transactions are primarily denominated are EUR, GBP, CHF, DKK, SEK and USD. Historically, the revenues and operating costs of each of the Group’s entities have provided an economic hedge against foreign currency exposure and have not required foreign currency hedging. It is anticipated that a number of capital expansion projects will be funded in a currency that is not the functional currency of the entity in which the associated expenditure will be incurred. In the event that this occurs and is material to the Group, the Group will 26 seek to implement an appropriate hedging strategy. The majority of the Group’s borrowings are euro denominated and the Company believes that the interest on these borrowings will be serviced from the cash flows generated by the underlying operations of the Group, the functional currency of which is the euro. The Group’s investments in subsidiaries are not hedged. Interest rate risk Following the issue of the Senior Notes, the Group is not exposed to significant variable interest rate expense for borrowings. The Group has a number of mortgages which have variable interest rates, based on EURIBOR plus individual margins. These mortgages are disclosed in “Liquidity Risk — Mortgages” and Note 20 “Financial Instruments”. Other risks Price risk There is a risk that changes in market circumstances, such as strong unanticipated increases in operational costs, construction of new data centers or churn in customer contracts, will negatively affect the Group’s income. Customers individually have short-term contracts that require notice before termination. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return. The Group is a significant user of power and is exposed to increases in power prices. It uses independent consultants to monitor price changes in electricity and seeks to negotiate fixed-price term agreements with the power supply companies, not more than for own use, where possible. The risk to the Group is mitigated by the contracted ability to recover power price increases through adjustments in the pricing for power services. Capital management The Group has a capital base comprising its equity, including reserves, Senior Notes, mortgage loans, finance leases and committed debt facilities. It monitors its solvency ratio, financial leverage, funds from operations and net debt with reference to multiples of its previous 12 months’ Adjusted EBITDA levels. The Company’s policy is to maintain a strong capital base and access to capital in order to sustain the future development of the business and maintain shareholders’, creditors’ and customers’ confidence. The principal use of capital in the development of the business is through capital expansion projects for the deployment of further Equipped space in new and existing data centers. Major capital expansion projects are not initiated unless the Company has access to adequate capital resources to complete the project, and the projects are evaluated against target internal rates of return before approval. Capital expansion projects are continually monitored before and after completion. There were no changes in the Group’s approach to capital management during the year. 5 Information by segment Operating segments are to be identified on the basis of internal reports about components of the Group that are regularly reviewed by the chief operating decision maker in order to allocate resources to the segments and to assess their performance. The Board of Directors monitors the operating results of its business units separately for the purpose of making decisions about performance assessments. There are two segments: the first, Big4 , comprises France, Germany, The Netherlands and the United Kingdom ; the second, Rest of Europe , comprises Austria, Belgium, Denmark, Ireland, Spain, Sweden and Switzerland. Shared expenses, such as corporate management, general and administrative expenses, expenses relating to loans and borrowings, and income tax assets and liabilities, are stated in Corporate and other . The evaluation of the performance of the operating segments is primarily based on the measures of revenue and Adjusted EBITDA. Other information, except as noted below, provided to the Board of Directors is measured in a manner consistent with that in the financial statements. The geographic information analyzes the Group’s revenues and non-current assets by country of domicile and other individually material countries. In presenting the geographic information, both revenue and assets excluding deferred tax assets and financial instruments are based on geographic location. 27

	Revenues (€'000)			Non-current assets excluding deferred tax assets and financial instruments (€'000)		
	2018	2017	2016	2018	2017	2016
France	100,391	86,180	68,816	349,312	261,558	223,917
Germany	138,016	106,069	84,449	442,681	374,893	281,935
The Netherlands	84,019	80,411	70,678	475,757	373,390	286,604
United Kingdom	47,882	45,977	45,831	103,893	87,955	81,156
Other countries	191,444	170,665	152,014	462,168	350,624	316,644
Total	**561,752**	**489,302**	**421,788**	**1,833,783**	**1,448,420**	**1,190,256**

Information by segment, 2018

	Big4	Rest of Europe	Subtotal (€'000)	Corporate and other	Total
Recurring revenue	**352,692**	**180,391**	**533,083**	—	**533,083**
Non-recurring revenue	17,616	11,053	**28,669**	—	**28,669**
Total revenue	**370,308**	**191,444**	**561,752**	—	**561,752**
Cost of sales	(141,312)	(63,464)	**(204,776)**	(14,686)	**(219,462)**
Gross profit/(loss)	228,996	127,980	**356,976**	(14,686)	**342,290**
Other income	86	—	**86**	—	**86**
Sales and marketing costs	(10,562)	(6,380)	**(16,942)**	(19,552)	**(36,494)**
General and administrative costs	(100,660)	(44,543)	**(145,203)**	(49,443)	**(194,646)**
Operating income	117,860	77,057	**194,917**	(83,681)	**111,236**
Net finance expense					**(61,784)**
Profit before taxation					**49,452**
Total assets	1,508,967	520,834	**2,029,801**	232,753	**2,262,554**
Total liabilities	311,140	111,762	**422,902**	1,206,232	**1,629,134**
Capital expenditures, including intangible assets*	(318,595)	(113,775)	**(432,370)**	(18,809)	**(451,179)**
Depreciation and amortization	84,943	33,964	**118,907**	10,047	**128,954**
Adjusted EBITDA(1)	**203,796**	**113,653**	**317,449**	**(59,651)**	**257,798**

Information by segment, 2017

	Big4	Rest of Europe	Subtotal (€'000)	Corporate and other	Total
Recurring revenue	**302,346**	**160,170**	**462,516**	—	**462,516**
Non-recurring revenue	16,291	10,495	**26,786**	—	**26,786**
Total revenue	**318,637**	**170,665**	**489,302**	—	**489,302**
Cost of sales	(119,931)	(57,810)	**(177,741)**	(12,730)	**(190,471)**
Gross profit/(loss)	198,706	112,855	**311,561**	(12,730)	**298,831**
Other income	97	—	**97**	—	**97**
Sales and marketing costs	(9,780)	(5,891)	**(15,671)**	(17,794)	**(33,465)**
General and administrative costs	(87,903)	(37,045)	**(124,948)**	(42,242)	**(167,190)**
Operating income	101,120	69,919	**171,039**	(72,766)	**98,273**
Net finance expense					**(44,367)**
Profit before taxation					**53,906**
Total assets	1,229,960	393,644	**1,623,604**	78,467	**1,702,071**
Total liabilities(i)	274,076	78,247	**352,323**	760,087	**1,112,410**
Capital expenditures, including intangible assets*	(174,818)	(69,832)	**(244,650)**	(11,365)	**(256,015)**
Depreciation and amortization	72,721	29,365	**102,086**	6,166	**108,252**
Adjusted EBITDA(1)	**174,818**	**99,665**	**274,483**	**(53,522)**	**220,961**

Information by segment, 2016

28

	Big4	Rest of Europe	Subtotal	Corporate and other	Total
			(€'000)		
Recurring revenue	**256,004**	**143,954**	**399,958**	—	**399,958**
Non-recurring revenue	13,770	8,060	**21,830**	—	**21,830**
Total revenue	**269,774**	**152,014**	**421,788**	—	**421,788**
Cost of sales	(100,921)	(51,769)	**(152,690)**	(9,878)	**(162,568)**
Gross profit/(loss)	168,853	100,245	**269,098**	(9,878)	**259,220**
Other income	333	—	**333**	—	**333**
Sales and marketing costs	(8,390)	(5,209)	**(13,599)**	(16,342)	**(29,941)**
General and administrative costs	(73,238)	(32,632)	**(105,870)**	(32,687)	**(138,557)**
Operating income	87,558	62,404	**149,962**	(58,907)	**91,055**
Net finance expense					**(36,269)**
Profit before taxation					**54,786**
Total assets	990,406	363,444	**1,353,850**	128,815	**1,482,665**
Total liabilities[(i)]	208,871	74,355	**283,226**	657,953	**941,179**
Capital expenditures, including intangible assets*	(170,707)	(69,650)	**(240,357)**	(10,521)	**(250,878)**
Depreciation and amortization	60,128	25,371	**85,499**	4,336	**89,835**
Adjusted EBITDA[(1)]	**148,191**	**88,195**	**236,386**	**(45,510)**	**190,876**

Note:— * Capital expenditure, including intangible assets, represent payments to acquire property, plant and equipment and intangible assets, as recorded in the consolidated statement of cash flows as "Purchase of property, plant and equipment" and "Purchase of intangible assets" respectively.

(i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

Reconciliation to Adjusted EBITDA

Consolidated

	2018	2017	2016
		(€'000)	
Net income	**31,118**	39,067	38,336
Income tax expense	18,334	14,839	16,450
Profit before taxation	**49,452**	53,906	54,786
Finance income	(4,094)	(1,411)	(1,206)
Finance expense	65,878	45,778	37,475
Operating income	**111,236**	98,273	91,055
Depreciation and amortization	128,954	108,252	89,835
Share-based payments	12,704	9,929	7,890
M&A transaction costs[(2)]	3,235	4,604	2,429
Re-assessment of indirect taxes[(3)]	1,755	—	—
Income from sub-leases on unused data center sites[(4)]	(86)	(97)	(95)
Increase/(decrease) in provision for site restoration[(5)]	—	—	(238)
Adjusted EBITDA[(1)]	**257,798**	220,961	190,876

France, Germany, The Netherlands and the United Kingdom

	2018	2017	2016
		(€'000)	
Operating income	**117,860**	101,120	87,558
Depreciation and amortization	84,943	72,721	60,128
Share-based payments	1,079	1,074	838
Income from sub-leases on unused data center sites[(4)]	(86)	(97)	(95)
Increase/(decrease) in provision for site restoration[(5)]	—	—	(238)
Adjusted EBITDA[(1)]	**203,796**	174,818	148,191

29

Rest of Europe 2018 2017 2016 (€’000) Operating income 77,057 69,919 62,404 Depreciation and amortization 33,964 29,365 25,371 Re-assessment of indirect taxes (3) 1,755 — — Share-based payments 877 381 420 Adjusted EBITDA (1) 113,653 99,665 88,195 Corporate and other 2018 2017 2016 (€’000) Operating income (83,681) (72,766) (58,907) Depreciation and amortization 10,047 6,166 4,336 Share-based payments 10,748 8,474 6,632 M&A transaction costs (2) 3,235 4,604 2,429 Adjusted EBITDA (1) (59,651) (53,522) (45,510) Notes: 1) “Adjusted EBITDA” is a non-IFRS financial measure within the meaning of the rules of the SEC. See “Non-IFRS Financial Measures” for more information on this measure, including why we believe that this supplemental measure is useful, and the limitations on the use of this supplemental measure. 2) “M&A transaction costs” are costs associated with the evaluation, diligence and conclusion or termination of merger or acquisition activity. These costs are included in “General and administrative costs”. 3) This re-assessment relates to years prior to 2018 and is therefore not representative of our current ongoing business. 4) “Income from sub-leases of unused data center sites” represents the income on sub-lease of portions of unused data center sites to third parties. This income is treated as “Other income”. 5) “Increase/(decrease) in provision for site restoration” represents income or expense related to the termination of data center sites. This item is treated as “Other income”. 6 Revenue from contracts with customers Disaggregated revenue information Revenue consists of colocation revenue derived from the rendering of data center services, which includes customer installation services and equipment sales. For the year ended December 31, 2018 Recurring revenues, mainly Non-recurring revenues, from from primary data center additional setup and services and recurring installations and hands and hands and eyes services eyes services on demand Total (€’000) Geographical region France 94,165 6,226 100,391 Germany 130,139 7,877 138,016 The Netherlands 82,467 1,552 84,019 United Kingdom 45,921 1,961 47,882 Other countries 180,391 11,053 191,444 Total revenue from contracts with customers 533,083 28,669 561,752 For the year ended December 31, 2017 30

Recurring revenues, mainly Non-recurring revenues, from primary data center mainly from additional setup services and installations Total (€’000) Geographical region France 79,816 6,364 86,180 Germany 99,478 6,591 106,069 The Netherlands 78,712 1,699 80,411 United Kingdom 44,340 1,637 45,977 Other countries 160,170 10,495 170,665 Total revenue from contracts with customers 462,516 26,786 489,302 For the year ended December 31, 2016 Recurring revenues, mainly Non-recurring revenues, from primary data center mainly from additional services setup and installations Total (€’000) Geographical region France 65,333 3,483 68,816 Germany 78,439 6,010 84,449 The Netherlands 68,206 2,472 70,678 United Kingdom 44,025 1,806 45,831 Other countries 143,954 8,060 152,014 Total revenue from contracts with customers 399,957 21,831 421,788 Considerations from contracts with customers which have been received or which are receivable at reporting date, have not been adjusted for any financing component, since the period between fulfilling performance obligations and receipt of the consideration is less than one year. The Group did not incur significant incremental costs to obtain contracts with customers. There are no significant assets relating to costs to fulfil contracts with customers. Contract balances The following table provides information about receivables, contract assets and contracts liabilities from contracts with customers. December 31, January 1, 2018 2018 (€’000) Trade receivables 99,904 113,518 Contract assets 41,754 36,575 Contract liabilities (current) (60,472) (73,262) Contract liabilities (non -current) (11,045) (7,557) The contract assets primarily relate to the Group’s rights to consideration for services provided but not billed at the reporting date. The contract assets are transferred to Trade receivables when the rights become unconditional, which is usually when the Group issues an invoice to the customer. The contract liabilities primarily relate to the advance consideration received from customers for setup and installation work that is directly related to primary data center services and has been executed close to commencement date of the customer contracts. The amounts included in the current contract liability balance at the beginning of 2018, have been recognized as revenue during the year. 7 General and administrative costs The general and administrative costs consist of the following components: 31

	2018	2017	2016
		(€'000)	
Depreciation, amortization and impairments	**128,954**	108,252	89,835
Share-based payments	**12,704**	9,929	7,890
M&A transaction costs	**3,235**	4,604	2,429
Employee benefit expenses (excluding share-based payments)	**18,407**	16,918	16,279
Other general and administrative costs	**31,346**	27,487	22,124
	194,646	167,190	138,557

8 Employee benefit expenses

The Group employed an average of 720 employees (full-time equivalents) during 2018 (2017: 638 and 2016: 574). Costs incurred in respect of these employees were:

	2018	2017	2016
		(€'000)	
Salaries and bonuses	**57,689**	50,580	44,556
Social security charges	**9,424**	8,147	7,113
Contributions to defined contribution pension plans	**3,303**	3,063	2,571
Other personnel-related costs	**9,243**	8,572	7,844
Share-based payments	**12,704**	9,929	7,890
	92,363	80,291	69,974

The following income statement line items include employee benefit expenses of:

	2018	2017	2016
		(€'000)	
Costs of sales	**38,027**	31,877	26,539
Sales and marketing costs	**23,225**	21,567	19,274
General and administrative costs	**31,111**	26,847	24,161
	92,363	80,291	69,974

The Group operates a defined contribution scheme for most of its employees. The contributions are made in accordance with the scheme and are expensed in the income statement as incurred.

9 Finance income and expense

	2018	2017	2016
		(€'000)	
Bond premium and fees in income	**3,140**	1,188	790
Bank and other interest	**477**	223	135
Profit from sale of financial asset	—	—	281
Fair value adjustment of convertible loans	**469**	—	—
Net foreign currency exchange gain	**8**	—	—
Finance income	**4,094**	**1,411**	**1,206**
Interest expense on Senior (Secured) Notes, bank loans and other loans	**(49,262)**	(37,706)	(33,095)
Interest expense on finance leases	**(3,375)**	(3,667)	(1,750)
Bond premium and fees in expense	**(945)**	—	—
Interest expense on provision for onerous lease contracts	—	—	(16)
Other financial expenses	**(12,296)**	(2,707)	(1,765)
Net foreign currency exchanges loss	—	(1,698)	(849)
Finance expense	**(65,878)**	**(45,778)**	**(37,475)**
Net finance expense	**(61,784)**	**(44,367)**	**(36,269)**

In 2018, the "Interest expense on Senior (Secured) Notes, bank loans and other loans" increased principally as result of the

32

impact of the refinancing completed in June 2018 and the bond tap completed in September 2018.

In 2018, "Other financial expenses" includes the impact of gains and losses recognized with respect to the redemption of the Senior Secured Notes due 2020 and the termination of three revolving credit facility agreements.

"Fair value adjustment of convertible loans" reflects the changes in the fair value of convertible loans given to Icolo Ltd., which are carried at FVTPL. Interest income relating to these convertible loans are included in "Bank and other interest".

"Profit from sale of financial asset" reflects the profit realized in 2016 on the sale of the Group's shares in iStreamPlanet Co.

"Interest expense on finance leases" in 2016 was impacted by a €1.4 million adjustment reducing the finance lease obligations.

10 Income taxes

Income tax expense

	2018	2017 (€'000)	2016
Current taxes	**(17,990)**	(13,814)	(11,421)
Deferred taxes	**(344)**	(1,025)	(5,029)
Total income tax expense	**(18,334)**	(14,839)	(16,450)

Reconciliation of effective tax rate

A reconciliation between income taxes calculated at the Dutch statutory tax rate of 25% in 2018 (25% in 2017 and 2016) and the actual tax benefit/(expense) with an effective tax rate of 37.1% (27.5% in 2017 and 30.0% in 2016) is as follows:

	2018		2017		2016	
	(€'000)	%	(€'000)	%	(€'000)	%
Net income	**31,118**		39,067		38,336	
Income tax expense	**18,334**		14,839		16,450	
Profit before taxation	**49,452**		53,906		54,786	
Income tax using Company's domestic tax rate	**(12,363)**	**25.0%**	(13,477)	25.0%	(13,697)	25.0%
Effect of tax rates in foreign jurisdictions	**(24)**	**0.0%**	(99)	0.2%	(844)	1.5%
Change in tax rate and legislation	**(2,768)**	**5.6%**	554	(1.0%)	367	(0.7%)
Non-deductible expenses	**(3,329)**	**6.7%**	(2,496)	4.6%	(2,197)	4.0%
Recognition of previously unrecognized tax losses	—	**0.0%**	—	0.0%	147	(0.3)%
Prior year adjustments included in current year tax	**657**	**(1.3%)**	201	(0.4%)	(354)	0.7%
Other	**(507)**	**1.1%**	478	(0.9%)	128	(0.2%)
Income tax expense	**(18,334)**	**37.1%**	(14,839)	27.5%	(16,450)	30.0%

Recognized deferred tax assets/(liabilities)

The movement in recognized deferred tax assets/(liabilities) during the year is as follows:

		Property, plant and equipment, and Intangibles	Provision onerous contracts	Other	Tax loss carry-forward	Total	Of which reported as Deferred tax assets	Of which reported as Deferred tax liabilities
		€'000	€'000	€'000	€'000	€'000	€'000	€'000
January 1, 2016[(i)]	**Net deferred tax assets/(liabilities)**	(6,790)	484	2,855	18,356	**14,905**	23,024	(8,119)

33

	Recognized in profit/(loss) for 2016	(856)	(484)	(618)	(3,071)	**(5,029)**		
	Recognized in equity	—	—	—	1,835	**1,835**		
	Effects of movements in exchange rates	985	—	(228)	(123)	**635**		
December 31, 2016[(i)]	**Net deferred tax assets/(liabilities)**	(6,661)	—	2,009	16,997	**12,345**	20,370	(8,025)
	Recognized in profit/(loss) for 2017	(4,019)	—	639	2,355	**(1,025)**		
	Recognized in equity	—	—	(37)	205	**168**		
	Acquisitions through business combinations	(7,790)	—	70	915	**(6,805)**		
	Effects of movements in exchange rates	174	—	(76)	(89)	**9**		
December 31, 2017[(i)]	**Net deferred tax assets/(liabilities)**	(18,296)	—	2,605	20,383	**4,692**	24,470	(19,778)
	Recognized in profit/(loss) for 2018	(3,707)		489	2,875	**(343)**		
	Recognized in equity			601		**601**		
	Acquisitions through business combinations	—	—	—	—	**—**		
	Effects of movements in exchange rates	80		(6)	(92)	**(18)**		
December 31, 2018	**Net deferred tax assets/(liabilities)**	**(21,923)**	**—**	**3,689**	**23,166**	**4,932**	**21,807**	**(16,875)**

(i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

The deferred tax assets and liabilities are presented as net amounts per tax jurisdiction as far as the amounts can be offset.

The estimated utilization of carried-forward tax losses in future years is based on management's forecasts of future profitability by tax jurisdiction. In the years presented there were no unrecognized deferred tax assets.

The accumulated recognized and unrecognized tax losses expire as follows:

	2018	2017 (€'000)	2016
Within one year	—	—	—
Between 1 and 5 years	**23,458**	25,352	3,517
After 5 years	**74,623**	35,164	28,146
Unlimited	**14,559**	27,748	47,081
Total recognized and unrecognized tax losses	**112,640**	88,264	78,744

11 Property, plant and equipment

	Freehold land and buildings	Infrastructure and equipment	Assets under construction	Total data center assets	Office equipment and other	Total
			(€'000)			
Cost:						
As at January 1, 2018	227,715	1,534,440	116,437	**1,878,592**	55,065	**1,933,657**
Additions	45,598	99,406	343,254	**488,258**	13,035	**501,293**
Exchange differences	225	(790)	(526)	**(1,091)**	67	**(1,024)**
Disposals	—	(7,538)	—	**(7,538)**	(1,094)	**(8,632)**
Transfers	5,704	183,289	(189,507)	**(514)**	514	—
As at December 31, 2018	**279,242**	**1,808,807**	**269,658**	**2,357,707**	**67,587**	**2,425,294**

34

Accumulated depreciation and impairment:						
As at January 1, 2018	(21,098)	(537,035)	—	**(558,133)**	(33,053)	**(591,186)**
Depreciation	(4,448)	(108,252)	—	**(112,700)**	(8,030)	**(120,730)**
Exchange differences	1	(275)	—	**(274)**	(59)	**(333)**
Disposals	—	7,227	—	**7,227**	792	**8,019**
As at December 31, 2018	**(25,545)**	**(638,335)**	**—**	**(663,880)**	**(40,350)**	**(704,230)**
Carrying amount as of December 31, 2018	**253,697**	**1,170,472**	**269,658**	**1,693,827**	**27,237**	**1,721,064**
Cost:						
As at January 1, 2017	176,421	1,315,971	111,803	**1,604,195**	46,761	**1,650,956**
Additions	28,712	83,216	160,004	**271,932**	8,765	**280,697**
Acquisitions through business combinations	5,440	11,272	—	**16,712**	109	**16,821**
Exchange differences	(1)	(11,181)	(1,020)	**(12,202)**	(510)	**(12,712)**
Disposals	—	(2,045)	—	**(2,045)**	(60)	**(2,105)**
Transfers	17,143	137,207	(154,350)	**—**	—	**—**
As at December 31, 2017	**227,715**	**1,534,440**	**116,437**	**1,878,592**	**55,065**	**1,933,657**
Accumulated depreciation and impairment:						
As at January 1, 2017	(16,237)	(452,054)	—	**(468,291)**	(26,634)	**(494,925)**
Depreciation	(4,861)	(91,912)	—	**(96,773)**	(6,812)	**(103,585)**
Exchange differences	—	5,050	—	**5,050**	333	**5,383**
Disposals	—	1,881	—	**1,881**	60	**1,941**
As at December 31, 2017	**(21,098)**	**(537,035)**	**—**	**(558,133)**	**(33,053)**	**(591,186)**
Carrying amount as of December 31, 2017	**206,617**	**997,405**	**116,437**	**1,320,459**	**22,012**	**1,342,471**
Cost:						
As at January 1, 2016	174,935	1,127,883	77,664	**1,380,482**	38,219	**1,418,701**
Additions	—	64,369	184,603	**248,972**	9,274	**258,246**
Exchange differences	6	(17,010)	(2,454)	**(19,458)**	(501)	**(19,959)**
Disposals	—	(5,801)	—	**(5,801)**	(231)	**(6,032)**
Transfers	1,480	146,530	(148,010)	**—**	—	**—**
As at December 31, 2016	**176,421**	**1,315,971**	**111,803**	**1,604,195**	**46,761**	**1,650,956**
Accumulated depreciation and impairment:						
As at January 1, 2016	(12,652)	(385,095)	—	**(397,747)**	(21,882)	**(419,629)**
Depreciation	(3,584)	(78,680)	—	**(82,264)**	(5,302)	**(87,566)**
Exchange differences	(1)	5,920	—	**5,919**	319	**6,238**
Disposals	—	5,801	—	**5,801**	231	**6,032**
As at December 31, 2016	**(16,237)**	**(452,054)**	**—**	**(468,291)**	**(26,634)**	**(494,925)**
Carrying amount as of December 31, 2016	**160,184**	**863,917**	**111,803**	**1,135,904**	**20,127**	**1,156,031**

In December 2018, the Group completed a transaction to purchase a parcel of land in Copenhagen, Denmark. As of December 31, 2018, the carrying value of the land amounted to €9.4 million.

In October 2018, the Group completed a transaction to purchase a parcel of land in Zurich, Switzerland. As of December 31, 2018, the carrying value of the land amounted to €17.5 million.

In June 2018, the Group completed a transaction to purchase a parcel of land in Madrid, Spain. As of December 31, 2018, the carrying value of the land amounted to €8.2 million.

In April 2018, the Group completed a transaction to purchase a parcel of land in Amsterdam, Netherlands. As of December 31, 2018, the carrying value of the land amounted to €6.3 million.

35

In December 2017, the Group completed a transaction to purchase approximately 22,000 sqm of land in close proximity to the AMS8 datacenter. As of December 31, 2018, the carrying value of the land amounted to €14.8 million.

In October 2017, the Group completed a transaction to purchase a parcel of land in Frankfurt, Germany. As of December 31, 2018, the carrying value of the land amounted to €10.7 million.

On September 29, 2015, the Group entered into a contract to lease the properties related to the AMS8 data center. The lease, which covers land and building, commenced during the third quarter of 2016. The land component has been treated as an operating lease, the building as a financial lease. As of December 31, 2018, the carrying value of the building amounted to €15.9 million.

In December 2012, the Group exercised its option to purchase the PAR7 data center land. The actual legal transaction will become effective in 2019. As a result of this modification, the lease is reported as a financial lease. Per December 31, 2018, the carrying amount of the land amounted to €20.9 million.

As at December 31, 2018, the carrying value of freehold land included in the category "Freehold land and buildings" amounted to €145.9 million (2017: €104.6 million; 2016: €76.9 million).

Depreciation of property, plant and equipment is disclosed as general and administrative cost in the consolidated statement of income.

At December 31, 2018, properties with a carrying value of €96.7 million (2017: €102.9 million; 2016: €90.2 million) were subject to a registered debenture to secure mortgages (see Note 19). At December 31, 2018, properties with a carrying value of €49.1 million (2017: €50.2 million and 2016: €51.3 million) were subject to a finance lease agreement (see Note 19).

Capitalized interest relating to borrowing costs for 2018 amounted to €4.9 million (2017: €3.1 million; 2016: €3.4 million). The cash effect of the interest capitalized for 2018 amounted to €6.2 million, which is presented in the Statement of Cash Flows under "Purchase of property, plant and equipment" (2017: €3.9 million; 2016: €2.2 million).

12 Intangible assets and goodwill

	Power grid Rights	Software	Goodwill	Customer portfolio	Other	Total
			(€'000)			
Cost:						
As at January 1, 2018	21,820	26,810	38,900	28,005	2,165	**117,700**
Additions	6,699	4,747	—	—	—	**11,446**
Exchange differences	(73)	(9)	—	—	—	**(82)**
Disposals	—	(255)	—	—	—	**(255)**
As at December 31, 2018	**28,446**	**31,293**	**38,900**	**28,005**	**2,165**	**128,809**
Accumulated amortization and impairment:						
As at January 1, 2018	(3,005)	(12,403)	—	(1,167)	(1,632)	**(18,207)**
Amortization	(932)	(5,213)	—	(1,417)	(74)	**(7,636)**
Exchange differences	—	10	—	—	—	**10**
Disposals	—	255	—	—	—	**255**
As at December 31, 2018	(3,937)	(17,351)	—	(2,584)	(1,706)	**(25,578)**
Carrying amount as of December 31, 2018	**24,509**	**13,942**	**38,900**	**25,421**	**459**	**103,231**
Cost:						
As at January 1, 2017	18,582	21,519	—	—	2,165	**42,266**
Additions	3,466	5,326	—	—	—	**8,792**
Acquisitions through business combinations	—	—	38,900	28,005	—	**66,905**
Exchange differences	(228)	(35)	—	—	—	**(263)**
Disposals	—	—	—	—	—	**—**
As at December 31, 2017	**21,820**	**26,810**	**38,900**	**28,005**	**2,165**	**117,700**
Accumulated amortization and impairment:						

36

As at January 1, 2017	(2,232)	(9,816)	—	—	(1,524)	**(13,572)**
Amortization	(773)	(2,619)	—	(1,167)	(108)	**(4,667)**
Exchange differences	—	32	—	—	—	**32**
Disposals	—	—	—	—	—	**—**
As at December 31, 2017	**(3,005)**	**(12,403)**	—	**(1,167)**	**(1,632)**	**(18,207)**
Carrying amount as of December 31, 2017	**18,815**	**14,407**	**38,900**	**26,838**	**533**	**99,493**
Cost:						
As at January 1, 2016	16,091	16,322	—	—	2,165	**34,578**
Additions	3,647	5,282	—	—	—	**8,929**
Exchange differences	(1,156)	(85)	—	—	—	**(1,241)**
Disposals	—	—	—	—	—	**—**
As at December 31, 2016	**18,582**	**21,519**	—	—	**2,165**	**42,266**
Accumulated amortization and impairment:						
As at January 1, 2016	(1,688)	(8,285)	—	—	(1,411)	**(11,384)**
Amortization	(544)	(1,612)	—	—	(113)	**(2,269)**
Exchange differences	—	81	—	—	—	**81**
Disposals	—	—	—	—	—	**—**
As at December 31, 2016	**(2,232)**	**(9,816)**	—	—	**(1,524)**	**(13,572)**
Carrying amount as of December 31, 2016	**16,350**	**11,703**	—	—	**641**	**28,694**

Amortization of intangible assets is disclosed as general and administrative cost in the consolidated income statement.

Impairment test on goodwill

The goodwill relates to the acquisition of Interxion Science Park in February 2017. This business has been integrated in the Dutch operating company and is as such considered part of the Dutch cash generating unit ("CGU"). As such, the annual impairment test on acquisition goodwill is carried out on this CGU in October of each year.

The recoverable amount of the Dutch CGU was based on value in use, estimated using discounted cash flows.

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management's assessment of future trends in the relevant industries and have been based on historical data from both external and internal sources.

Percentages	2018	2017	2016
Discount rate (pre-tax)	8.4%	8.2%	n/a
Terminal value growth rate	0.9%	1.1%	n/a
Budgeted Adjusted EBITDA growth rate throughout the forecast	0.0%	0.0%	n/a

The cash flow projections included specific estimates for 2019 and a terminal growth rate thereafter. The terminal growth rate was determined based on management's estimate.

The budgeted Adjusted EBITDA for 2019 and in steady state was based on expectations of future outcomes taking into account past experience.

Customer portfolio

The customer portfolio was identified as a separate asset after the acquisition of InterXion Science Park B.V. in 2017. It has been initially recognized at fair value and is being amortized in 20 years.

13 Other investments

The other investments represent a convertible loan with a principal amount of USD 7.5 million provided by InterXion Participation 1 B.V. to Icolo, a company that is running a data center business in Kenya through its wholly-owned Kenyan subsidiary. Interxion has the option to convert the loan into equity on the maturity date or upon occurrence of an enforcement event. Upon

37

implementation of IFRS 9 – Financial Instruments, the convertible loan is considered a single instrument, to be carried at fair value through profit and loss. Accordingly, since January 1, 2018, it has been accounted for as such.

14 Other non-current assets and Trade and other current assets

	2018	2017 (€'000)	2016
Other non-current assets			
Data-center-related prepaid expenses	**4,305**	2,708	3,507
Rental and other supplier deposits	**4,069**	3,736	3,056
Collateralized cash	**3,524**	3,529	3,328
Deferred setup cost	**2,413**	2,806	1,502
Deferred financing costs	**1,741**	—	142
Deferred rent related stamp duties	**791**	895	379
	16,843	**13,674**	**11,914**

	2018	2017 (€'000)	2016
Trade and other current assets			
Trade receivables – net (Note 20)	**99,904**	113,518	91,451
Accrued revenue	**41,754**	36,575	34,560
Prepaid expenses and other current assets	**27,061**	16,745	15,992
Taxes receivable	**24,029**	12,415	5,416
Collateralized cash	**12,865**	533	402
	205,613	179,786	147,821

Accrued revenue relates to service-fee holidays provided in relation to our long-term customer contracts. As of December 31, 2018, €16.5 million of the accrued revenue balance will not be realized within 12 months.

Prepaid expenses and other current assets principally comprise accrued income, prepaid insurances, rental and other related operational data center and construction-related prepayments.

As at December 31, 2018, collateralized cash amounting to €16.4 million is held to support the issuance of bank guarantees on behalf of a number of subsidiary companies (2017: €4.1 million; 2016: €3.7 million).

15 Cash and cash equivalents and short-term investments

Cash and cash equivalents are at free disposal of the Company. Cash held as collateral is presented as other current and non-current assets.

16 Shareholders' equity

Share capital and share premium

	Ordinary shares		
	2018	2017	2016
	(In thousands of shares)		
On issue at January 1,	**71,415**	70,603	69,919
Issue/conversion of shares	**293**	812	684
On issue at December 31,	**71,708**	71,415	70,603

On January 28, 2011, the Company issued 16,250 thousand new shares (post reverse stock split) at the New York Stock Exchange under the ticker symbol INXN. On completion of the offering, the Company did a reverse stock split 5:1, which resulted in nominal value of €0.10 per ordinary shares. The 34,808 thousand Preferred Shares were converted into ordinary shares and the Liquidation Price of €1.00 (post reverse stock split) per Preferred A Share was either paid out in cash or converted in ordinary shares (3.3 million ordinary shares). In 2018, a total of 0.3 million (2017: 0.8 million, 2016: 0.7 million) options were exercised and

38

restricted and performance shares were vested.

At December 31, 2018, 2017 and 2016, the authorized share capital comprised 200,000,000 ordinary shares at par value of €0.10. All issued shares are fully paid.

Foreign currency translation reserve

The foreign currency translation reserve comprises of all foreign exchange differences arising from the translation of the financial statements of foreign operations as well as from the translation of intergroup balances with a permanent nature.

17 Earnings per share

Profit attributable to ordinary shareholders

	2018	2017	2016
		(€'000)	
Profit attributable to ordinary shareholders	**31,118**	39,067	38,336

Basic earnings per share

The calculation of basic earnings per share at December 31, 2018, was based on the profit attributable to ordinary shareholders and a weighted average number of ordinary shares outstanding during the year ended December 31, 2018, of 71,562,000 (for the years; 2017: 71,089,000 and 2016: 70,349,000). Profit is attributable to ordinary shareholders on an equal basis.

Diluted earnings per share

The calculation of diluted earnings per share at December 31, 2018, was based on the profit attributable to ordinary shareholders and a weighted average number of ordinary shares and the impact of dilutive options, restricted shares and performance shares outstanding during the year ended December 31, 2018, of 72,056,000 (for the years; 2017: 71,521,000 and 2016: 71,213,000).

Weighted average number of ordinary shares

	2018	2017	2016
Weighted average number of ordinary shares at December 31,	**71,562**	71,089	70,349
Dilution effect of share options, restricted and performance shares on issue	**494**	432	864
Weighted average number of ordinary shares (diluted) at December 31,	**72,056**	71,521	71,213

18 Trade payables and other liabilities

	2018	2017(i)	2016(i)
		(€'000)	
Non-current			
Deferred revenue	**11,056**	7,557	6,282
Other non-current liabilities	**22,998**	16,114	14,288
	34,054	**23,671**	20,570
Current			
Trade payables	**109,463**	47,489	23,076
Tax and social security	**7,989**	9,357	6,528
Customer deposits	**20,098**	20,878	20,671
Deferred revenue	**60,472**	73,262	63,974
Accrued expenses	**81,074**	78,804	57,077
Other current liabilities	**1,781**	122	107
	280,877	**229,912**	171,433

39

(i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

Trade payables include €87.9 million (2017: €28.8 million; 2016: €10.6 million) accounts payable in respect of purchases of property, plant and equipment.

Accrued expenses include the following items:

	2018	2017(i) (€'000)	2016(i)
Data-center-related costs	**51,912**	36,838	18,785
Personnel and related costs	**14,746**	13,273	12,261
Professional services	**3,207**	2,486	1,871
Customer implementation and related costs	**4,484**	4,492	3,081
Financing-related costs	**2,780**	17,909	17,498
Other	**3,945**	3,806	3,581
	81,074	78,804	57,077

(i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

19 Borrowings

	2018	2017 (€'000)	2016
Non-current			
Senior Notes	**1,188,387**	—	—
Senior Secured Notes 6.0%, due 2020	—	628,141	629,327
Mortgages	**47,124**	45,386	43,508
Finance lease liabilities	**31,302**	50,525	51,140
	1,266,813	724,052	723,975
Current			
Mortgages	**4,258**	8,254	10,904
Finance lease liabilities	**19,072**	602	578
2017 Senior Secured Revolving Facility	—	99,904	—
	23,330	108,760	11,482
Total borrowings	**1,290,143**	832,812	735,457

The carrying amounts of the Group's borrowings are principally denominated in euros. The face value of the Senior Notes as of December 31, 2018 was €1,200.0 million. The face value of the Senior Secured Notes as of December 31, 2017 was €625.0 million (2016: €625.0 million).

The face value of the mortgages amounted to €52.0 million as of December 31, 2018 (2017: €54.3 million and 2016: €55.2 million).

Senior Notes and bank borrowings

Mortgages

On January 18, 2013, the Group completed a €10.0 million financing agreement, consisting of two loans that are secured by mortgages on the PAR3 land owned by Interxion Real Estate II Sarl and the PAR5 land owned by Interxion Real Estate III Sarl and a pledge on the rights under the intergroup lease agreements between Interxion Real Estate II Sarl and Interxion Real Estate III Sarl, as lessors, and Interxion France SAS, as lessee, and are guaranteed by Interxion France SAS. The principal amounts of the mortgage loans are required to be repaid in quarterly installments collectively amounting to €167,000 of which the first quarterly installment was paid on April 18, 2013. The mortgage loans have a maturity of 15 years and a variable interest rate based on EURIBOR plus an individual margin ranging from 240 to 280 basis points. The financing agreement requires the interest rate to be fixed for a minimum of 40% of the principal outstanding amount for a minimum of six years. In April 2013, the interest rate was fixed for approximately 75% of the principal outstanding amount for a period of ten years. The financing agreement does not include any financial covenants.

40

On April 1, 2014, the Group completed a €9.2 million financing agreement, consisting of a loan that is secured by a mortgage on the data center property in Belgium owned by Interxion Real Estate IX N.V. and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate IX N.V., as lessor, and InterXion Belgium N.V., as lessee, and is guaranteed by Interxion Real Estate Holding B.V. The principal amount of the mortgage loan is required to be repaid in quarterly installments of €153,330 of which the first quarterly installment was paid on July 31, 2014. The mortgage loan has a maturity of 15 years and a variable interest rate based on EURIBOR plus 200 basis points. The financing agreement does not include any financial covenants. On October 13, 2015, the Group completed a €15.0 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property (FRA8 and FRA10) in Germany owned by Interxion Real Estate I B.V. and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate I B.V., as lessor, and Interxion Deutschland GmbH, as lessee. The principal amount of the mortgage loan is required to be repaid in four annual installments of €1.0 million of which the first annual installment was paid on September 30, 2016, and a final installment of €11.0 million which is due on September 30, 2020. The mortgage loan has a maturity of five years and has a variable interest rate based on EURIBOR plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate I B.V. On April 8, 2016, the Group completed a €14.6 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property in Austria owned by Interxion Real Estate VII GmbH and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate VII GmbH, as lessor, and Interxion Österreich GmbH, as lessee. The principal amount of the mortgage loan is required to be repaid in 177 monthly installments, increasing from €76,000 to €91,750. The mortgage loan has a maturity of fourteen years and nine months and has a variable interest rate based on EURIBOR plus 195 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate VII GmbH. On December 1, 2017, the Group renewed a €10.0 million financing agreement, entered into in 2012, consisting of a loan that is secured by a mortgage on certain data center property in The Netherlands owned by Interxion Real Estate IV B.V. The principal amount of the mortgage loan is required to be repaid in four annual instalments of €667,000 commencing in December 2018 and a final installment of €7,332,000 which is due on December 31, 2022. The mortgage loan has a variable interest rate based on EURIBOR (subject to a zero percent EURIBOR floor) plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate IV B.V. On July 12, 2018, the Group completed a €6.0 million financing agreement, consisting of a loan that is secured by mortgage on certain data center property in The Netherlands owned by Interxion Real Estate V B.V. and a pledge on rights under the intergroup lease agreement between Interxion Real Estate V B.V., as lessor, and Interxion Nederland B.V., as lessee. The principal amount of the mortgage loan is required to be repaid in four annual instalments of €400,000 commencing July 12, 2019 and a final installment of €4,400,000 which is due on July 1, 2023. The mortgage loan has a variable interest rate based on EURIBOR plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate V B.V. These mortgages do not conflict with the restrictions of the Indenture and the Revolving Facility. Senior Notes On June 18, 2018, the Company issued an aggregate principal amount of €1,000 million 4.75% Senior Notes due 2025 (the “Senior Notes”). The net proceeds of the offering were used to redeem the entire amounts relating to the €625 million Senior Secured Notes due 2020, to repay amounts drawn under revolving credit facilities, to pay all related fees, expenses and premiums and for other general corporate purposes. The Senior Notes are governed by an indenture dated June 18, 2018, between the Company, as issuer, the guarantors named therein, The Bank of New York Mellon, London Branch, as trustee and paying agent and The Bank of New York Mellon SA/NV, Luxembourg Branch as transfer agent and registrar (the “Indenture”). The Indenture contains customary restrictive covenants, including but not limited to limitations or restrictions on our ability to incur debt, grant liens, and sell assets. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain additional debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt. The Senior Notes are guaranteed by certain of the Company’s subsidiaries. On September 20, 2018, the Company issued a further €200.0 million aggregate principal amount of its Senior Notes (the “Additional Notes”). The net proceeds of the offering amounted to €203.8 million, net of offering fees and expenses of €2.2 million. The net proceeds contained the nominal value of the Additional Notes, plus an issuance premium of 103.00%. The Additional Notes, 41 which are guaranteed by certain subsidiaries of the Company, were issued under the Indenture pursuant to which, on June 18, 2018, the Company issued the Senior Notes. The Company may redeem all or part of the Senior Notes. The Company has the following redemption rights: Optional redemption prior to June 15, 2021 upon an equity offering At any time and from time to time prior to June 15, 2021, upon not less than 10 and not more than 60 days’ notice, we may on any or more occasions redeem up to 40% of the original aggregate principal amount of the Senior Notes (including any additional notes), with funds in an aggregate amount not exceeding the net cash proceeds received from one or more equity offerings at a redemption price equal to 104.75% of the principle amount of any such Senior Notes, plus accrued and unpaid interest and additional amounts, if any, on the Senior Notes redeemed to but excluding the redemption date, provided that: (a) the redemption takes place not later than 180 days after the closing of the related equity offering; and (b) at least 50% of the original aggregate principal amount of the Senior Notes (including any additional notes) issued under the Indenture remains outstanding immediately thereafter. Optional redemption prior to June 15, 2021 At any time prior to June 15, 2021, upon not less than 10 and not more than 60 days’ notice, we may on any one or more occasions redeem the Senior Notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium (as defined in the Indenture)as of, and accrued and unpaid interest and additional amounts, if any, on the Senior Notes redeemed to, but excluding, the redemption date. Optional redemption on or after June 15, 2021 At any time and from time to time on or after June 15, 2021, upon not less than 10 and not more than 60 days’ notice, we may on any one or more occasions redeem the Senior Notes in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Senior Notes redeemed, to, but excluding, the applicable redemption date and additional amounts, if any, if redeemed during the twelve-month period beginning on June 15 of the year indicated below: Year Redemption Price 2021 102.3750% 2022 101.1875% 2023, and thereafter 100.0000 % Change of Control The Senior Notes and the Indenture also contain a change of control provision, which requires the Company to make an offer to purchase the Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, upon the occurrence of certain events constituting a change of control (as defined in the Indenture) and a ratings event (as defined in the Indenture). Revolving Facility Agreement On June 18, 2018, the Company entered into the €200.0 million 2018 revolving facility agreement (the “Revolving Facility Agreement”) between, among others, the Company, the arrangers named therein and ABN AMRO Bank N.V. as agent (for the purpose of this section, the “Agent”), pursuant to which the Revolving Facility has been made available to the Company. As at December 31, 2018, the Revolving Facility was undrawn. In the first quarter of 2019, this facility was increased by €100.0 million for a total commitment of €300.0 million. Covenants regarding Revolving Facility Agreement The Revolving Facility Agreement requires us to maintain a specified financial ratio. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain additional debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt. The Revolving Facility Agreement also includes a net leverage ratio financial covenant (tested on a quarterly basis provided that 42 the Test Condition applies), which requires total net debt (calculated as a ratio to pro forma Adjusted EBITDA) not to exceed 5.00 to 1.00. In addition, the Revolving Facility Agreement permits us to elect, on a one-time basis and subject to certain conditions, to adjust the financial covenant to 5.50 to 1.00 for two consecutive quarter periods (including the quarter in which such election is made).

The breach of any of these covenants by the Company or the failure by the Company to maintain its net leverage ratio could result in a default under the Revolving Facility Agreement. As of December 31, 2018, the Company's consolidated fixed charge coverage ratio was 4.01 to 1.00 and the leverage ratio was stood at 4.39 to 1.00.

The Company has remained in full compliance with all its covenants. In addition, the Company does not anticipate, in the next twelve months, any breach or failure that would negatively impact its ability to borrow funds under the Revolving Facility Agreement.

Change of control or sale of assets

If, there is a sale of all or substantially all the assets of the Group whether in a single transaction or a series of related transactions, or a change of control that any beneficial owner gains control of the Company, then a lender under the Revolving Facility Agreement shall not be obliged to fund a loan to the Company.

In addition, if within 15 business days of the Company notifying the Agent of a change of control or sale of assets as described above, a lender wishes to cancel its commitment under the Revolving Facility Agreement as a result of that event, such lender's commitments will be immediately cancelled and its participation in all outstanding loans shall, together with the accrued and unpaid interest and all other amounts accrued and outstanding under the agreement, become due and payable within five business days of the date on which the relevant lender notifies the applicable agent thereunder.

Reconciliation to cash flow statement

The reconciliation of movements of liabilities to cash flows arising from financing activities is set out below:

	Note	6.00% Senior Secured Notes due 2020	4.75% Senior Notes due 2025	Mortgages	Finance lease liabilities	Revolving credit facilities	Share capital (€'000)	Share premium	Foreign currency translation reserve	Hedging Reserve	Accumulated profit/ (deficit)	Total
Balance as of January 1, 2018		**628,141**	**—**	**53,640**	**51,127**	**99,904**	**7,141**	**539,448**	**4,180**	**(169)**	**39,061**	**1,422,473**
Changes from financing cash flows												
Proceeds from exercised options		—	—	—	—	—	29	1,707	—	—	—	**1,736**
Proceeds from mortgages		—	—	5,969	—	—	—	—	—	—	—	**5,969**
Repayment of mortgages		—	—	(8,335)	—	—	—	—	—	—	—	**(8,335)**
Proceeds from revolving facilities		—	—	—	—	148,814	—	—	—	—	—	**148,814**
Repayments of revolving facilities		—	—	—	—	(250,724)	—	—	—	—	—	**(250,724)**
Proceeds from 4.75% Senior Notes		—	1,194,800	—	—	—	—	—	—	—	—	**1,194,800**
Finance lease obligation		—	—	—	(1,170)	—	—	—	—	—	—	**(1,170)**
Repayment 6.00% Senior Secured Notes		(634,375)	—	—	—	—	—	—	—	—	—	**(634,375)**
Interest received at issuance of additional notes		—	2,428	—	—	—	—	—	—	—	—	**2,428**
Transaction costs Senior Notes		—	(7,122)	—	—	—	—	—	—	—	—	**(7,122)**
Transaction costs Revolving Facility		—	—	—	—	(2,542)	—	—	—	—	—	**(2,542)**
Total changes from financing cash flows		**(634,375)**	**1,190,106**	**(2,366)**	**(1,170)**	**(104,452)**	**29**	**1,707**	—	—	—	**449,479**
Other changes												
Liability-related												
Capitalized borrowing costs/bond premiums		(3,141)	709	108	—	4,548	—	—	—	—	—	**2,224**
Redemption fee repayment 6.00% Senior Secured Notes		9,375										**9,375**
Interest expense		—	—	—	417	—	—	—	—	—	—	**417**
Interest paid		—	(2,428)	—	—	—	—	—	—	—	—	**(2,428)**

43

Total liability- related 6,234 (1,719) 108 417 4,548 — — — — — 9,588 Total equity- related other changes — — — — — — 12,270 (639) 4 30,388 42,023 Balance as of December 31, 2018 — 1,188,387 51,382 50,374 — 7,170 553,425 3,541 (165) 69,449 1,923,563 44

	Note	Senior Secured Notes	Mortgages	Finance lease liabilities	Revolving credit facilities	Share capital	Share premium	Foreign currency translation reserve[i]	Hedging Reserve	Accumulated profit/ (deficit)[i]	Total
Balance as of January 1, 2017		629,327	54,412	51,718	—	7,060	523,671	11,004	(243)	(6)	**1,276,943**
Changes from financing cash flows											
Proceeds from exercised options		—	—	—	—	55	6,914	—	—	—	**6,969**
Proceeds from mortgages		—	9,950	—	—	—	—	—	—	—	**9,950**
Repayment of mortgages		—	(10,848)	—	—	—	—	—	—	—	**(10,848)**
Proceeds from revolving facilities		—	—	—	129,521	—	—	—	—	—	**129,521**
Repayments of revolving facilities		—	—	—	(30,000)	—	—	—	—	—	**(30,000)**
Finance lease obligation		—	—	(995)	—	—	—	—	—	—	**(995)**
Total changes from financing cash flows		**—**	**(898)**	**(995)**	**99,521**	**55**	**6,914**	**—**	**—**	**—**	**104,597**
Other changes											
Liability-related											
Capitalized borrowing costs/bond premiums		(1,186)	126	—	383	—	—	—	—	—	**(677)**
Interest expense		—	—	404	—	—	—	—	—	—	**404**
Interest paid		—	—	—	—	—	—	—	—	—	**—**
Total liability-related		**(1,186)**	**126**	**404**	**383**	**—**	**—**	**—**	**—**	**—**	**(273)**
Total equity-related other changes		**—**	**—**	**—**	**—**	**26**	**8,863**	**(6,824)**	**74**	**39,067**	**41,206**
Balance as of December 31, 2017		**628,141**	**53,640**	**51,127**	**99,904**	**7,141**	**539,448**	**4,180**	**(169)**	**39,061**	**1,422,473**

(i) Certain figures as of January 1, 2017 and December 31, 2017 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

Maturity profile

The maturity profile of the gross amounts of Senior Notes, Senior Secured Notes, the 2017 Senior Secured Revolving Facility and Mortgages are set out below:

	2018	2017 (€'000)	2016
Within one year	—	104,400	7,332
Between 1 and 5 years	27,333	648,000	643,800
Over 5 years	1,224,648	26,916	29,107
	1,251,981	**779,316**	**680,239**

The Group has the following undrawn bank borrowing facilities:

	2018	2017 (€'000)	2016
Expiring within one year	—	100,000	—
Expiring between 1 and 5 years	200,000	—	100,000
	200,000	**100,000**	**100,000**

Covenants

The Revolving Facility Agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of the Company and its subsidiaries to:

45

• create certain liens; • incur debt and/or guarantees; • sell certain kinds of assets; • designate unrestricted subsidiaries; and • effect mergers, consolidate or sell assets. Our Revolving Facility Agreement also requires us to maintain a specified financial ratio. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence. The Revolving Facility Agreement also includes a net leverage ratio financial covenant (tested on a quarterly basis provided that the Test Condition applies), which requires total net debt (calculated as a ratio to pro forma Adjusted EBITDA) not to exceed a leverage ratio of 5.00 to 1.00. In addition, the Revolving Facility Agreement permits us to elect, on a one-time basis and subject to certain conditions, to adjust the financial covenant to 5.50 to 1.00 for up to two consecutive quarter periods (including the quarter such election is made). In addition, the Company must ensure, under the Revolving Facility Agreement, that the guarantors represent a certain percentage of Adjusted EBITDA of the Group as a whole and a certain percentage of the consolidated net assets of the Group. Our ability to meet these covenants may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to meet the covenants. In the event of a continuing default under our Revolving Facility Agreement, the lenders could terminate their commitments and declare all amounts owed to them to be due and payable. Borrowings under other debt instruments that contain cross acceleration or cross default provisions, including the Senior Notes, may as a result also be accelerated and become due and payable. The breach of any of these covenants by the Company or the failure by the Company to maintain its leverage ratio could result in a default under the Revolving Facility Agreement. The Indenture contains covenants for the benefit of the holders of the Notes that restrict, among other things and subject to certain exceptions, the ability of the Company and its subsidiaries to: • incur debt; • create or incur certain liens; • sell certain kinds of assets; • designate unrestricted subsidiaries; • effect mergers, consolidations or sale of assets; and • guarantee certain debt. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain additional debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt. The breach of any of these covenants by the Company could result in a default under the Indenture. The Company remained in full compliance with all its covenants. As of December 31, 2018, the Company’s consolidated fixed charge ratio was 4.11 to 1.00 (2017: 4.92 to 1.00; 2016: 4.51 to 1.00). 46

Financial lease liabilities

Financial lease liabilities relate to the acquisition of property, plant and equipment with the following payment schedule:

	2018	2017 (€'000)	2016
Gross lease liabilities:			
Within one year	**21,686**	4,389	4,346
Between 1 and 5 years	**26,719**	29,625	31,904
More than 5 years	**17,680**	36,478	39,144
	66,085	70,492	75,394
Interest			
Within one year	**3,034**	3,693	3,898
Between 1 and 5 years	**8,595**	10,218	11,897
More than 5 years	**4,082**	5,454	7,881
	15,711	19,365	23,676
Present value of minimum lease payments			
Within one year	**18,652**	696	448
Between 1 and 5 years	**18,124**	19,407	20,007
More than 5 years	**13,598**	31,024	31,263
	50,374	51,127	51,718

In September 2015, the Group entered into a contract to lease the properties related to the AMS8 data center. The lease, which covers land and building, commenced during the third quarter of 2016. The land component has been treated as an operating lease, the building as a finance lease. As of December 31, 2018, the carrying value of the building amounted to €15.9 million.

In August 2014, the Group exercised its option to purchase the AMS7 data center land and building. The actual legal transaction will become effective in 2023. As a result of this modification, in accordance with IAS17, as of 22 August 2014, the lease, which was previously reported as an operating lease is reported as a financial lease. The carrying amount of the land amounts to €5.8 million, the carrying value of the building amounted to €6.5 million. The actual legal transfer of ownership will become effective in 2023.

In December 2012, the Group exercised its option to purchase the PAR7 data center land. The actual legal transaction will come into effect in 2019. As a result of this modification, in accordance with IAS17, as of December 20, 2012, the lease, which was previously reported as an operating lease is treated as a financial lease. The carrying amount of the land amounts to €20.9 million.

20 Financial instruments

Credit risk

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. The total balance exposed to credit risk at the reporting date was:

	2018	2017 (€'000)	2016
Trade receivables	**99,904**	113,518	91,451
Accrued revenue	**41,754**	36,575	34,560
Collateralized cash	**16,389**	4,053	3,729
Rental and other supplier deposits	**4,069**	3,736	3,056
Other investments	**7,906**	3,693	1,942
Cash and cash equivalents	**186,090**	38,484	115,893
	356,112	200,059	250,631

The Group assessed its risks relating to cash and cash equivalents. Based on the outcome of this assessment, the group elected its main relationship bank to hold the majority of its cash and cash equivalents. Term risk is limited to deposits of no more than two weeks. The Group monitors its cash position, including counterparty and term risk, daily.

The Group seeks to minimize the credit risk related to customers by analyzing new customers individually for creditworthiness

47

before it begins to trade. If customers are independently rated, these ratings are used. If there is no independent rating, the credit quality of the customer is analyzed taking its financial position, past experience and other factors into account.

The Group's largest financial asset balance exposed to credit risk is with a financial institution, one of the Company's relationships banks, which accounts for approximately 48% of the €356.1 million total balance exposed to credit risk as of December 31, 2018.

The Group's largest customer balance exposed to credit risk is with a customer, serviced from multiple locations under multiple service contracts, which accounts for approximately 11% of the total balance exposed to credit risk as of December 31, 2018.

The maximum credit exposure on the trade receivables is reduced by the deferred revenue balance of €71.5 million, as presented in Note 18 (2017: €80.8 million and 2016: €70.3 million).

The exposure to credit risk for trade receivables at the reporting date by geographic region was:

	2018	2017 (€'000)	2016
UK, France, Germany and The Netherlands	**76,213**	88,634	71,099
Rest of Europe	**22,840**	23,995	19,807
Corporate	**851**	889	545
	99,904	113,518	91,451

The Company uses an allowance matrix to measure the Expected Credit Losses of trade receivables from individual customers, which comprise a very large number of small balances. The aging and the allowance per aging category of trade receivables as of the reporting date was:

	2018		2017 (€'000)		2016	
	Gross	Allowance	Gross	Allowance	Gross	Allowance
Not past due	**71,139**	**—**	88,530	—	69,771	—
Past due 0–30 days	**12,312**	**—**	9,448	—	12,027	—
Past due 31–120 days	**10,830**	**36**	13,111	39	7,329	8
Past due 121 days–1 year	**4,739**	**317**	2,295	223	2,358	234
More than 1 year	**1,628**	**391**	725	329	324	116
	100,648	**744**	114,109	591	91,809	358

The movement in the loss allowance for expected credit losses in respect of trade receivables during the year was as follows:

	2018	2017 (€'000)	2016
Balance as of January 1,	**591**	358	192
Expected credit losses recognized	**174**	316	285
Write-offs	**(21)**	(83)	(119)
Balance as of December 31,	**744**	591	358

Liquidity risk

The following are the contractual maturities of financial liabilities, including interest payments and excluding the impact of netting agreements.

December 31, 2018

	Carrying amount	Contractual cash flows	Less than 1 year (€'000)	Between 1 - 5 years	More than 5 years
Financial liabilities					
Senior Notes	1,188,387	1,542,000	57,000	228,000	1,257,000

48

Finance lease liabilities	50,374	66,094	21,695	26,720	17,679
Mortgages	51,382	56,739	5,372	36,872	14,495
Trade and other payables[1]	226,116	226,116	225,879	31	206
	1,516,259	**1,890,949**	**309,946**	**291,623**	**1,289,380**

December 31, 2017

	Carrying amount	Contractual cash flows	Less than 1 year (€'000)	Between 1 - 5 years	More than 5 years
Financial liabilities					
Senior Secured Notes	628,141	737,500	37,500	700,000	—
Finance lease liabilities	51,127	70,492	4,389	29,625	36,478
Mortgages	53,640	59,684	9,380	33,149	17,155
2017 Senior Secured Revolving Facility	100,000	100,000	100,000	—	—
Trade and other payables[1] [i]	145,446	145,446	145,259	26	161
	978,354	**1,113,122**	**296,528**	**762,800**	**53,794**

December 31, 2016

	Carrying amount	Contractual cash flows	Less than 1 year (€'000)	Between 1 - 5 years	More than 5 years
Financial liabilities					
Senior Secured Notes	629,327	775,000	37,500	737,500	—
Finance lease liabilities	51,718	75,394	4,346	31,904	39,144
Mortgages	54,412	60,792	12,137	28,980	19,675
Trade and other payables[1] [i]	95,836	95,836	95,657	26	153
	831,293	**1,007,022**	**149,640**	**798,410**	**58,972**

Notes:—

(1) The carrying amount excludes accrued interest on Senior Notes, Senior Secured Notes and mortgages, deferred revenues and rental holidays.

(i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

Market risk

Exposure to currency risk

The following significant exchange rates applied during the year:

	Average rate			Report date mid-spot rate		
	2018	2017	2016	2018	2017	2016
Euro						
GBP 1	**1.131**	1.141	1.220	**1.115**	1.126	1.167
CHF 1	**0.864**	0.897	0.918	**0.888**	0.855	0.931
DKK 1	**0.134**	0.134	0.134	**0.134**	0.134	0.135
SEK 1	**0.098**	0.104	0.106	**0.098**	0.102	0.104

Sensitivity analysis

A 10% strengthening of the euro against the following currencies at December 31, would have increased (decreased) equity and profit or loss by approximately the amounts shown below. This analysis assumes that all other variables, in particular interest rates,

49

remained constant and was performed on the same basis for 2017 and 2016.

	Equity(i)	Profit or loss
	(€'000)	
December 31, 2018		
GBP	(6,295)	(1,656)
CHF	(5,131)	(252)
DKK	(2,679)	(164)
SEK	(1,319)	(24)
December 31, 2017		
GBP	(4,573)	(1,712)
CHF	(4,755)	(148)
DKK	(2,499)	(246)
SEK	(1,348)	(196)
December 31, 2016		
GBP	(2,895)	(127)
CHF	(4,990)	(186)
DKK	(2,255)	(211)
SEK	(1,179)	38

(i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

A 10% weakening of the euro against the above currencies at December 31, would have had the equal, but opposite, effect to the amounts shown above, on the basis that all other variables remained constant.

Interest rate risk

Profile

At the reporting date, the interest rate profile of the Group's interest-bearing financial instruments was:

	Carrying amount		
	2018	2017	2016
		(€'000)	
Fixed-rate instruments			
Senior Secured Notes	—	628,141	629,327
Senior Notes	**1,188,387**	—	—
Finance lease liabilities	**50,374**	51,127	51,718
Mortgages	**4,451**	4,927	5,400
	1,243,212	684,195	686,455
Variable-rate instruments			
Mortgages	**46,931**	48,713	49,012
2017 Senior Secured Revolving Facility	—	99,904	—
	46,931	148,617	49,012
	1,290,143	832,812	735,457

The mortgages on the PAR3 land, owned by Interxion Real Estate II Sarl, and the PAR5 land, owned by Interxion Real Estate III Sarl have variable interest rates based on EURIBOR plus an individual margin ranging from 240 to 280 basis points. The interest rates have been fixed for 75% of the principal outstanding amount for a period of ten years, which has been reflected in the table above.

Cash flow sensitivity analysis for fixed-rate instruments

Except for the convertible loan granted to Icolo Ltd., the Group does not account for any fixed-rate financial assets and liabilities at fair value through profit and loss and does designate derivatives (interest rate swaps) as hedging instruments under a fair value hedge accounting model. A change in interest rates at the end of the reporting period would, therefore, not affect profit or loss.

50

Cash flow sensitivity analysis for variable rate instruments A change of 100 basis points in interest rates payable during the reporting period would have increased (decreased) equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular foreign currency rates, remained constant. Profit or loss Equity 100 bp 100 bp 100 bp 100 bp increase decrease increase decrease (€’000) December 31, 2018 Variable rate instruments (1,692) 1,692 (69) 69 December 31, 2017 Variable rate instruments (1,021) 1,021 (76) 76 December 31, 2016 Variable rate instruments (478) 478 (84) 84 Fair values and hierarchy Fair values versus carrying amounts As at December 31, 2018, the market price of the Senior Notes was 102.641. Using this market price, the fair value of the Senior Notes would have been approximately €1,231.7 million, compared with their nominal value of €1,200.0 million. As of December 31, 2017, the market price of the 6.00% Senior Secured Notes due 2020 was 103.552 (2016: 105.045). Using this market price, the fair value of the Senior Secured Notes due 2020 would have been approximately €647.0 million (2016: €657.0 million), compared with their nominal value of €625.0 million (2016: €625.0 million). The Group had a cash flow hedge in place to hedge the interest rate risk of part of two mortgages. This instrument is carried at fair value through profit and loss. As at December 31, 2018, the fair value of all mortgages was equal to their carrying amount of €51.4 million. As of December 31, 2018, the fair value of the financial lease liabilities was €54.1 million compared with its carrying amount of €50.4 million. Fair-value hierarchy The Company regularly reviews significant unobservable inputs and valuation adjustments. If third-party information, such as broker quotes or pricing services, is used to measure fair values, then the Company assesses the evidence obtained from the third parties to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified. Significant valuation issues are reported to the Company’s Audit Committee. When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorized into different levels in a fair-value hierarchy based on the inputs used in the valuation techniques as follows: Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); Level3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair-value of an asset or a liability fall into different levels of the fair-value hierarchy, then the fair-value measurement is categorized in its entirety at the same level of the fair-value hierarchy as the lowest level input that is significant to the entire measurement. The Company recognizes transfers between levels of the fair-value hierarchy at the end of the 51 reporting period during which the change has occurred. The values of the instruments are:

	Carrying value	Fair value		
		(€'000)		
		Level 1	Level 2	Level 3
December 31, 2018				
Senior Notes	(1,188,387)	(1,231,692)	—	—
Finance leases	(50,374)	—	(54,092)	—
Mortgages	(51,382)	—	(51,382)	—
Other investments	7,906	—	—	7,906
Interest rate swap	(226)	—	(226)	—
December 31, 2017				
6.00% Senior Secured Notes due 2020	(628,141)	(647,000)	—	—
2017 Senior Secured Revolving Facility	(99,904)	—	(99,904)	—
Finance leases	(51,127)	—	(54,282)	—
Mortgages	(53,640)	—	(53,640)	—
Other investments	3,693	—	3,693	—
Interest rate swap	(255)	—	(255)	—
Conversion option	0	—	—	0
December 31, 2016				
6.00% Senior Secured Notes due 2020	(629,327)	(657,000)	—	—
Finance leases	(51,718)	—	(55,625)	—
Mortgages	(54,412)	—	(54,412)	—
Other investments	1,942	—	1,942	—
Interest rate swap	(367)	—	(367)	—
Conversion option	0	—	—	0

The Level 3 financial assets represent convertible loans with a principal amount of USD 7.5 million (excluding accrued interest) provided by InterXion Participation 1 B.V. Interxion has the option to convert the loans into equity on the maturity date or upon occurrence of an enforcement event. Upon implementation of IFRS 9 – *Financial Instruments* , the convertible loans are considered instruments to be carried at FVTPL. Changes in the fair value of these loans are recognized in Net finance expense. Accordingly, since 1 January 2018, they have been presented in Level 3. There have been no further transfers between levels of hierarchy.

Fair values were obtained from quoted market prices in active markets or, where no active market exists, by using valuation techniques. Valuation techniques include discounted cash flow models using inputs as market interest rates and cash flows.

Capital management

The Board's policy is to maintain a strong capital base to maintain investor, creditor and market confidence and to sustain future development of the business. The Board of Directors monitors the return on capital based on a ratio calculated as Total liabilities minus Cash and cash equivalents, divided by Shareholders' equity:

	2018	2017[(i)]	2016[(i)]
		(€'000)	
Total liabilities	1,629,134	1,112,410	941,179
Less: cash and cash equivalents	(186,090)	(38,484)	(115,893)
	1,443,044	1,073,926	825,286
Equity			
Shareholders' equity	633,420	589,661	541,486
Ratio of Total liabilities minus Cash and cash equivalents, divided by Shareholders' equity:	2.28	1.82	1.52

(i) Certain figures as of December 31, 2017 and 2016 have been corrected compared to those previously reported. For further information on these corrections, see Notes 2 and 28 of these 2018 consolidated financial statements.

21 Share-based payments

Summary of outstanding options at December 31, 2018

52

The terms and conditions of the grants (excluding restricted shares and performance share grants), under the 2011 and 2013 Option Plans with an USD exercise price, were as follows:

Grant date	Employees entitled	Exercise price in $	Outstanding	Exercisable
			(in thousands)	
2011	Senior employees	13.00	36	36
2012	Senior employees	20.50	1	1
2013	Senior employees	10.00-15.00	3	3
2014	Senior employees	17.50	76	76
2015	Senior employees	24.60-27.26	42	36
2016	Senior employees	27.14-34.00	45	23
2017	Senior employees	35.60-45.84	22	8
2018	Senior employees	55.90	38	—
	Total share options		**263**	**183**

Share options granted from 2011 onwards, under the 2011 and 2013 Option Plans, generally vest over four years and can be exercised up to eight years after the grant date. Vesting typically is over a 4-year period with 25% vesting after one year after the grant date and 6.25% per quarter thereafter. Options are settled with common shares of Interxion stock. If the employee is terminated prior to the contractual term of the award, all unvested options are forfeited.

The number and weighted average exercise prices of outstanding share options under the 2011 and 2013 Option Plans, excluding the restricted shares and performance share grants, with U.S. dollar exercise prices are as follows:

	Weighted average exercise price in $			Number of options in thousands		
	2018	2017	2016	2018	2017	2016
Outstanding at January 1,	**22.30**	16.70	14.98	**330**	865	1,264
Granted	**55.90**	37.91	31.20	**37**	30	94
Exercised	**20.27**	14.13	14.90	**(100)**	(550)	(479)
Expired	—	—	—	—	—	—
Forfeited	**26.00**	30.67	20.49	**(4)**	(15)	(14)
Outstanding – December 31,	**27.80**	22.30	16.70	**263**	330	865
Exercisable – December 31,	**20.65**	18.34	14.22	**183**	228	689

The options outstanding at December 31, 2018 have a weighted average remaining contractual life of 4.3 years (2017: 4.4 years and 2016: 3.9 years).

Restricted Share Awards to Non-executive Directors

On June 30, 2015, the Annual General Meeting of Shareholders approved to award restricted shares equivalent to a value of €40,000 under the terms and conditions of the Interxion Holding N.V. 2013 Amended International Equity Based Incentive Plan (the "Amended 2013 Plan") to each of our Non-executive Directors (1,615 restricted shares each) for their services to be provided for the period between the 2015 Annual General Meeting and the 2016 Annual General Meeting. A total of 6,460 restricted shares were granted.

On June 24, 2016, the Annual General Meeting of Shareholders approved the award of restricted shares, equivalent to a value of €40,000 under the terms and conditions of the Amended 2013 Plan, to each of our Non-executive Directors (1,234 restricted shares each) for their services to be provided for the period between the 2016 Annual General Meeting and the 2017 Annual General Meeting. A total of 4,936 restricted shares were granted.

On June 30, 2017, the Annual General Meeting of Shareholders approved the award of restricted shares equivalent to a value of €40,000 under the terms and conditions of the Amended 2013 Plan to each of our Non-executive Directors (996 restricted shares each) for their services to be provided for the period between the 2017 Annual General Meeting and the 2018 Annual General Meeting. A total of 3,984 restricted shares were granted.

On June 29, 2018, the Annual General Meeting of Shareholders approved the award of restricted shares equivalent to a value of €40,000 under the terms and conditions of the Amended 2013 Plan to each of our Non-executive Directors (746 restricted shares each) for their services to be provided for the period between the 2018 Annual General Meeting and the 2019 Annual General Meeting. A

53

total of 3,730 restricted shares were granted. 2015 Performance Share Awards With regard to the performance period of 2015, the Board of Directors approved the conditional award of performance shares in March 2015 for certain members of key management and the Executive Director under the terms and conditions of the Company’s 2013 Amended International Equity Based Incentive Plan on the basis of the predetermined, on target equity value for 2015 and the Company’s average closing share price during the month of January 2015. The actual initial award of 149,600 performance shares, based on the level of the actual Company and individual performance from January 1, 2015, to December 31, 2015, was approved by the Board of Directors in February 2016. With regard to the Executive Director, the first 50% (38,286 performance shares) of the initial award was approved at the 2016 Annual General Meeting. Of these 38,286 shares, 19,143 performance shares vested on approval but were locked up until December 31, 2016, and 19,143 performance shares vested on January 1, 2017. With retroactive effect, all performance shares from the 2015 conditional performance share award to our Executive Director that were unvested at the time of the adoption of the 2017 Executive Director Long-Term Incentive Plan (the ‘2017 Plan”) on May 13, 2017, were deemed to have been awarded under the terms and conditions of the 2017 Plan. As a result, 50% of the original 2015 conditional performance share award, 34,320 shares, were subject to the terms of the 2017 Plan. In accordance with the rules of the plan, the shares were subject to the Company’s three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2015 through December 31, 2017. Based on the Company’s actual three-year TSR performance (105%) relative to the three-year TSR performance of the constituents of S&P SmallCap 600 over the period January 1, 2015 through December 31, 2017, the Company ranked at the 85 th percentile of the S&P SmallCap 600. Based on this ranking and in accordance with the plan performance and the payout table, a final performance share award of 60,060 shares was earned and approved by the Board in April 2018. The final performance share award was approved at the Annual General Meeting on June 29, 2018 and vested in two equal instalments. The first instalment of 30,030 shares (50% of the final performance share award) vested on August 8, 2018, the second instalment of 30,030 shares (50% of the final performance share award) vested on March 11, 2019. With regard to key members of management, the first 50% of the initial award (36,514 performance shares) was awarded after the 2016 Annual General Meeting. A number of 18,257 performance shares vested on award but were locked up until December 31, 2016 and 18,257 performance shares vested on January 1, 2017. The remaining 50% of the initial award (36,512 performance shares) was subject to the Company’s two-year TSR performance relative to the two-year performance of the S&P SmallCap 600 Index over the period January 1, 2015 through December 31, 2016. The Company’s actual two-year TSR performance relative to the two-year performance of the S&P SmallCap 600 Index over the period January 1, 2015 through December 31, 2016 was reviewed in March 2017. Based on the Company’s relative TSR performance the Compensation Committee approved a final performance share award of 33,292 performance shares. Of these performance shares, 6,004 were forfeited on January 31, 2018, 6,004 shares vested on May 4, 2018 and 10,642 vested on June 5, 2018. The remaining 10,642 shares vested on January 1, 2019. Upon a change of control and (1) in the event the performance share plan or the individual award agreement is terminated, or (2) the management agreement or employment agreement between the participant and the company is terminated by the company other than for cause, or (3) the participant is offered a position which is a material demotion to the current position, all performance shares will vest immediately and any lock up provisions will expire. 2016 Performance Share Awards With regard to the performance period of 2016, the Board of Directors approved the conditional award of performance shares in February 2016 for certain members of key management and the Executive Director under the terms and conditions of the Company’s 2013 Amended International Equity Based Incentive Plan on the basis of the predetermined on-target equity value for 2016 and the Company’s average closing share price during the month of January 2016. With regard to the Executive Director, with retroactive effect, all 61,469 performance shares from the 2016 conditional performance share award were deemed to have been awarded under the terms and conditions of the 2017 Plan. In accordance with the rules of the 2017 Plan, these shares were subject to the Company’s three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2016 through December 31, 2018. The Company’s actual three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2016 through December 31, 2018 was reviewed in January 2019. Based on the Company’s actual three- year TSR performance (96%) relative to the three-year TSR performance of the constituents of S&P SmallCap 600 over the period 54

January 1, 2016 through December 31, 2018, the Company ranked at the 82 nd percentile of the S&P SmallCap 600. Based on this ranking and in accordance with the plan performance and the payout table, a final performance share award of 107,571 shares was earned and approved by the Board in April 2019. The final performance share award will be subject to shareholder approval at the 2019 Annual General Meeting. Should it be approved, 50% of the performance shares will vest upon approval at the Annual General Meeting and 50% will vest on January 1, 2020. With regard to key members of management, an initial award of 76,456 performance shares was approved by the Compensation Committee in February 2017, based on the level of actual company performance and individual performance from January 1, 2016, to December 31, 2016. The first 50% of the initial award (38,228 performance shares) was awarded after the 2017 Annual General Meeting. Of the 38,228 performance shares, 19,114 performance shares vested on award but were locked up until December 31, 2017, 5,612 shares vested on May 4, 2018 and 13,502 shares vested on June 5, 2018. Of the remaining 38,228 performance shares, 27,004 shares were subject to relative TSR performance adjustment, as 11,224 of the 38,228 shares were forfeited on January 31, 2018. The 27,004 shares were subject to the Company’s two-year TSR performance relative to the two-year performance of S&P SmallCap 600 Index over the period January 1, 2016 through December 31, 2017. The Company’s actual two-year TSR performance relative to the performance of the S&P SmallCap 600 Index over the period January 1, 2016 through December 31, 2017 was reviewed in January 2018. Based on the Company’s relative TSR performance over the two- year performance period, a final performance share award of 40,507 shares (150% of 27,004 shares) was earned and approved by the Compensation Committee in April 2018. Of the final performance share award, 50% (20,255 shares) vested on January 1, 2019 and 50% (20,252 shares) will vest on January 1, 2020. Upon a change of control and (1) in the event the performance share plan or the individual award agreement is terminated, or (2) the management agreement or employment agreement between the participant and the company is terminated by the company other than for cause, or (3) the participant is offered a position which is a material demotion to the current position, all performance shares will vest immediately and any lock up provisions will expire. 2017 Performance Share Awards With regard to the performance period of 2017, the Board of Directors approved the conditional award of 108,213 performance shares in April 2017 for certain members of key management, under the terms and conditions of the Company’s 2013 Amended International Equity Based Incentive Plan, and for the Executive Director under the Company’s 2017 Executive Director Long-Term Incentive Plan, on the basis of the predetermined on-target equity value for 2017 and the Company’s average closing share price during the month of January 2017. With regard to the Executive Director, in accordance with the rules of the 2017 Plan, 100% of the conditional performance share award of 46,808 performance shares is subject to the Company’s three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2017 through December 31, 2019. The Company’s actual three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2017 through December 31, 2019 will be reviewed in early 2020. The final award will be subject to Board and then Shareholder approval at the 2020 Annual General Meeting. Should it be approved, 50% of the performance shares will vest upon approval at the Annual General Meeting and 50% will vest on January 1, 2021. With regard to the 61,405 performance shares conditionally awarded to key members of management, 46,577 shares were subject to initial adjustment, based on company and individual performance over the performance year 2017, as 14,828 of the 61,405 performance shares were forfeited on January 31, 2018. Based on the actual level of Company and individual performance from January 1, 2017 through December 31, 2017 an initial award of 48,720 performance shares was earned and approved by the Compensation Committee in April 2018. The first 50% of the initial award (24,362 performance shares) was awarded after the 2018 Annual General Meeting. Of the 24,362 performance shares 12,181 shares vested on award but were locked up until December 31, 2018 and 12,181 performance shares vested on January 1, 2019. The remaining 50% of the initial award (24,358 performance shares) was subject to the Company’s two-year TSR performance relative to the two-year performance of S&P SmallCap 600 Index over the period January 1, 2017 through December 31, 2018. The Company’s actual two-year TSR performance relative to the two-year performance of the S&P SmallCap 600 Index over the period January 1, 2017 through December 31, 2018 was reviewed in January 2019. A final award of 36,538 performance shares was approved by the Compensation Committee in March 2019. Of the final performance share award of 36,538 shares, 50% (18,270 shares) will vest on January 1, 2020. Due to resignation of one of the members of key management subsequent to reporting date, the number of shares that will vest on January 1, 2021, amounts to 15,028. Upon a change of control and (1) in the event the performance share plan or the individual award agreement is terminated, or (2) the management agreement or employment agreement between the participant and the company is terminated by the company other than for cause, or (3) the participant is offered a position which is a material demotion to the current position, all performance 55 shares will vest immediately and any lock up provisions will expire.

2018 Performance Share Awards

With regard to the performance period of 2018, on the basis of the predetermined on-target equity value for 2018 and the Company's average closing share price during the month of January 2018, the Board of Directors approved the conditional award of 39,311 performance shares in March 2018 for certain members of key management under the terms and conditions of the Company's 2013 Amended International Equity Based Incentive Plan, and a conditional award of 45,116 performance shares in June 2018 for the Executive Director under the Company's 2017 Executive Director Long-Term Incentive Plan.

With regard to the Executive Director, in accordance with the rules of the 2017 Plan, 100% of the conditional performance share award of 45,116 performance shares is subject to the Company's three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2018 through December 31, 2020. The Company's actual three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2018 through December 31, 2020 will be reviewed in early 2021. The final award will be subject to Board and then Shareholder approval at the 2021 Annual General Meeting. Should it be approved, 50% of the performance shares will vest upon approval at the Annual General Meeting and 50% will vest on January 1, 2022.

The 39,311 performance shares conditionally awarded to key members of management are subject to initial adjustment based on company and individual performance over the performance year 2018.

Based on the actual level of Company and individual performance from January 1, 2018 through December 31, 2018 an initial award of 42,955 performance shares has been earned and was approved by the Compensation Committee in March 2019. The first 50% of the initial award (21,480 performance shares) will be awarded after the 2019 Annual General Meeting. Of the 21,480 performance shares 10,740 shares will vest on award but will be locked up until December 31, 2019 and 10,740 performance shares will vest on January 1, 2020.

Due to resignation of one of the members of key management subsequent to reporting date, the number of performance shares from the initial award that will vest after January 1, 2020, was reduced to 18,145. These shares are subject to the Company's two-year TSR performance relative to the two-year performance of S&P SmallCap 600 Index over the period January 1, 2018 through December 31, 2019. The Company's actual two-year TSR performance relative to the two-year performance of the S&P SmallCap 600 Index over the period January 1, 2018 through December 31, 2019 will be reviewed in early 2020. Subject to the Compensation Committee's approval of the final performance share award, 50% of the final performance share award will vest on January 1, 2021, and 50% will vest on January 1, 2022.

Upon a change of control and (1) in the event the performance share plan or the individual award agreement is terminated, or (2) the management agreement or employment agreement between the participant and the company is terminated by the company other than for cause, or (3) the participant is offered a position which is a material demotion to the current position, all performance shares will vest immediately and any lock up provisions will expire.

Summary of outstanding performance shares at December 31, 2018

The number and weighted average fair value of performance shares that were finally awarded as of December 31, 2018, 2017 and 2016 is broken down as follows:

	2018		2017		2016	
	Shares	Weighted Average Grant date value (USD)	Shares	Weighted Average Grant date value (USD)	Shares	Weighted Average Grant date value (USD)
Outstanding January 1,	**204**	**33.45**	**253**	**30.68**	**129**	**26.07**
Granted	115	59.64	62	43.83	196	33.67
Vested	(130)	40.79	(108)	33.18	(72)	30.58
Forfeited	(32)	38.26	(3)	23.95	—	—
Outstanding at December 31,	**157**	**45.58**	**204**	**33.45**	**253**	**30.68**

The performance share plan was modified during 2017, see the disclosure on Executive Director Compensation, which is included in Note 26 — Related-party transactions, for details about the modification.

Restricted Share Awards

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In 2015, 75,000 restricted shares were awarded to a key member of management (not the Executive Director) of which 25,000 shares vested in the first quarter of 2015. Half of the remaining 50,000 restricted shares vested on March 1, 2016 and the other 25,000 shares vested on March 1, 2017. On a change of control, these restricted shares would have vested immediately.

In 2016, 20,000 restricted shares were awarded to key members of management (not the Executive Director) of which 5,000 shares vested in January 2017, 5,000 shares vested in June 2018 and 5,000 shares vested in January 2019. The remaining 5,000 restricted shares will vest on January 1, 2020. On a change of control, these restricted shares will vest and become exercisable immediately.

In 2017, 10,000 restricted shares were awarded to a key member of management (not the Executive Director) of which 5,000 shares vested in January 2018 and 5,000 shares vested in January 2019. On a change of control, these restricted shares would have vested and would have become exercisable immediately.

In 2018, 30,000 restricted shares were awarded to a key member of management (not the Executive Director) of which 10,000 shares vested in February 2019. Of the remaining 20,000 restricted shares, 10,000 will vest on November 1, 2019, and 10,000 will vest on November 1, 2020. On a change of control, these restricted shares will vest and become exercisable immediately.

Summary of outstanding restricted shares at December 31, 2018

The number and weighted average fair value of restricted shares that were awarded to key members of management and to other employees as of December 31, 2018, 2017 and 2016 is broken down as follows:

	2018		2017		2016	
	Shares	Weighted Average Grant date value (USD)	Shares	Weighted Average Grant date value (USD)	Shares	Weighted Average Grant date value (USD)
Outstanding January 1,	170	41.39	253	29.51	308	25.76
Granted	180	58.31	104	47.14	92	35.49
Vested	(63)	39.16	(147)	27.84	(124)	25.66
Forfeited	(8)	36.77	(40)	30.98	(23)	23.67
Outstanding at December 31,	**279**	**52.96**	**170**	**41.39**	**253**	**29.51**

Restricted share awards granted under the Amended 2013 Plan, generally vest over four years with 25% of the award vesting each year. Restricted share awards are settled with common Interxion stock. If the employee is terminated prior to the contractual term of the award, all unvested restricted shares are forfeited. Restricted shares awarded to our Non-executive Directors for their services, vest annually at the Annual General Meeting.

The restricted shares outstanding at December 31, 2018 have a weighted average remaining contractual life of 2.4 years (2017: 2.5 years; 2016: 1.9 years).

Employee expenses

In 2018, the Company recorded employee expenses of €12.7 million related to share-based payments (2017: €9.9 million and 2016: €7.9 million). The 2018 share-based payments related expenses include an amount of €0.3 million related to taxes and social security charges (2017: €1.0 million and 2016: €0.2 million).

The weighted average fair value at grant date of options granted during the period was determined using the Black-Scholes valuation model. The following inputs were used:

	2018	2017	2016
Share price in € at grant date	52.58-53.28	37.48-48.38	28.09-33.89
Exercise price in €	45.42	31.68-39.08	24.27-30.47
Dividend yield	0%	0%	0%
Expected volatility	22%	26%	30%
Risk-free interest rate	2.5%	1.8%-2.1%	1.2%
Expected life weighted average	3.0 years	5.1 years	5.0 years

The significant inputs into the model were:

57

- expected volatility, based on a combination of the share performance of the Company over a five-year period;
- the risk-free interest rate, based on the yield on U.S. Treasury Strips with a maturity similar to the expected life of the options;
- dividend yield, considered to be nil;
- expected life, considered to be equal to the average of the share option exercise and vesting periods.

The weighted average fair value at grant date of the performance shares granted during the period was determined using the Monte Carlo valuation model. In addition to the above-mentioned inputs a one year holding discount of 5.5% was used as input for the performance shares.

Change of control clauses

Some awards to key management contain change of control clauses. Upon a change of control and (i) in the event the performance share plan or the individual award agreement is terminated, or (ii) the management agreement or employment agreement between the participant and the company is terminated by the company other than for cause, or (iii) the participant is offered a position which is a material demotion to the current position, all performance shares will vest immediately and any lock up provisions will expire.

22 Financial commitments

Non-cancellable operating lease commitments

At December 31, the Group has future minimum commitments for non-cancellable operating leases with terms in excess of one year as follows:

	2018	2017 (€'000)	2016
Within 1 year	**35,739**	35,107	28,698
Between 1 and 5 years	**147,251**	136,143	118,115
After 5 years	**254,826**	189,298	171,313
	437,816	360,548	318,125

The total gross operating lease expense for the year 2018 was €31.7 million (2017: €29.6 million and 2016: €27.5 million).

Future committed revenue receivable

The Group enters into initial contracts with its customers for periods of at least one year and generally between three and five years, resulting in future committed revenues from customers. At December 31 the Group had contracts with customers for future committed revenue receivable as follows:

	2018	2017 (€'000)	2016
Within 1 year	**380,300**	327,500	296,600
Between 1 and 5 years	**543,800**	449,500	434,900
After 5 years	**376,500**	35,600	52,700
	1,300,600	812,600	784,200

Commitments to purchase energy

Where possible, for its own use, the Group seeks to purchase power on fixed-price term agreements with local power supply companies in the cities in which it operates. In some cases the Group also commits to purchase certain minimum volumes of energy at fixed prices. At December 31, the Group had entered into non-cancellable energy purchase commitments as follows:

	2018	2017 (€'000)	2016
Within 1 year	**24,032**	16,480	16,330

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Between 1 and 5 years — 12,378 10,460 24,032 28,858 26,790 As from 2018, commitments to purchase energy exclude the energy-related taxes which first become due upon usage of the committed energy. Comparative figures for 2017 and 2016 have been adjusted accordingly. Other commitments The Group has entered into several other commitments, which in general relate to operating expenses. As of December 31, 2018, the outstanding commitments amount to €36.3 million (2017: €43.7 million, 2016: €40.6 million). 23 Capital commitments At December 31, 2018, the Group had outstanding capital commitments totaling €357.5 million (2017: €285.9 million and 2016: €114.1 million). These commitments are expected to be settled in the following financial year. The increase results from the timing of expansion projects. 24 Contingencies Guarantees Certain of our subsidiaries have granted guarantees to our lending banks in relation to our borrowings. The Company has granted rent guarantees to landlords of certain of the Group’s property leases. Financial guarantees granted by the Group’s banks in respect of leases amount to €3.8 million (2017: €5.1 million; 2016: €4.6 million), and one guarantee in respect of a real estate purchase amounts to €12.6 million (2017 and 2016: €nil). No other guarantees were granted (2017: €nil and 2016: €1.0 million). Site restoration costs As at December 31, 2018, the estimated discounted cost and recognized provision relating to the restoration of data center leasehold premises was €0.3 million (2017: €0.3 million and 2016: €nil). In accordance with the Group’s accounting policy site restoration costs have been provided in the financial statements only in respect of premises where the liability is considered probable and the related costs can be estimated reliably. As of December 31, 2018, the Group estimated the possible liability to range from nil to €31.9 million (2017: nil to €29.2 million and 2016: nil to €24.7 million). 25 Business combinations Acquisition Interxion Science Park On February 24, 2017, the Group completed the acquisition of 100% of the share capital of Vancis B.V. (“Vancis”), a company that historically provided colocation services from a data center at Science Park, Amsterdam, The Netherlands, and a satellite facility in Almere, The Netherlands. After the acquisition, Vancis B.V. was renamed InterXion Science Park B.V. (“Interxion Science Park”). Total consideration was €77.5 million of cash, which was paid immediately upon completion. The transaction was accounted for as a business combination, which requires that assets acquired and liabilities assumed be recognized at their respective fair values at the acquisition date. The table below summarizes the purchase price allocation for the acquisition of Interxion Science Park: €’000 Property, plant and equipment 16,821 Trade receivables (1) 1,165 Other current assets 959 Trade payables and other liabilities (1,249) Provisions (280) Goodwill 38,900 Customer portfolio 28,005 Deferred taxes (6,804) Total purchase price 77,517 59

Notes:

(1) Trade and other receivables represent contractual gross amounts less €30 thousand, which was determined to be uncollectible at the date of acquisition.

Goodwill is the excess consideration remaining after allocating the fair value of the other acquired assets and liabilities and represents expected future economic benefits, to be achieved by operating a data center in close proximity to the virtual connectivity hub at Science Park and is not expected to be deductible for tax purposes.

In connection with this acquisition, the Company recorded M&A transaction costs of approximately €1.2 million, which have been included in General and administrative costs as incurred (€0.5 million in 2017 and €0.7 million in 2016).

In 2017, Interxion Science Park contributed €6.5 million to total revenues and €0.1 million loss to the Group's net income. If the acquisition had occurred on January 1, 2017, management estimates that consolidated revenue in 2017 would have been €490.6 million, and net income in 2017 would have been €42.3 million. Interxion Science Park is included in the Big4 segment.

26 Related-party transactions

There are no material transactions with related parties, other than those related to our investment disclosed in note 13 and the information disclosed below.

Key management compensation

The total compensation of key management, including compensation for the Executive Director, which was recognized in the consolidated income statement, was as follows:

	2018	2017	2016
		(€'000)	
Short-term employee benefits (salaries and bonuses)	**3,525**	3,454	3,473
Post-employment benefits	**65**	62	74
Share-based payments	**6,866**	6,386	4,700
Total	**10,456**	9,902	8,247

Key management's share-based payment compensation is disclosed in Note 21.

Remuneration of the Executive Director and Non-executive Directors of the Board

The aggregate reported compensation expense of our Executive Director and the Non-Executive Directors of the Board for the years ended December 31, 2018, 2017 and 2016, is set forth below. The "Share-based payment charges" and the "Total" numbers included in the following tables are calculated in accordance with IFRS and reflect the current year charges for shares that started their vesting period in prior years and those that started to vest in 2018:

	2018			
	Salaries	Bonus	Share-based payment charges	Total
		(€'000)		
D.C. Ruberg	590[(1)]	735[(2)]	4,301	**5,626**
F. Esser	65	—	40	**105**
M. Heraghty	70	—	40	**110**
D. Lister	23		20	**43**[(4)]
J.F.H.P. Mandeville	90	—	40	**130**
R. Ruijter	75	—	40	**115**
Total	**913**	**735**	**4,481**	**6,129**

2017 2016

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	Salaries	Bonus	Share-based payment charges	Total	Salaries	Bonus	Share-based payment charges	Total
		(€'000)				(€'000)		
D.C. Ruberg	590(1)	668	4,198	**5,456**	590(1)	597	2,044	**3,231**
F. Esser	65	—	40	**105**	65	—	40	**105**
M. Heraghty	70	—	40	**110**	70	—	40	**110**
J.F.H.P. Mandeville	90	—	40	**130**	115(4)	—	40	**155**
R. Ruijter	75	—	40	**115**	75	—	40	**115**
Total	**890**	**668**	**4,358**	**5,916**	**915**	**597**	**2,204**	**3,716**

(1) Includes allowance of €40,000.
(2) Based on performance achievements during 2018, this amount is calculated as 133.6% of base salary.
(3) David Lister was appointed to our Board of Directors in June 2018. His compensation is calculated on a pro rata basis.
(4) Includes €25,000 that has additionally been awarded in relation to the period of July 1, 2015 – December 31, 2015.

In 2018, 3,730 restricted shares were granted to the Non-executive Directors (746 restricted shares each). Costs related to these grants are reflected as part of share-based payment charges.

The goal of the Company's remuneration policy is to provide remuneration to its Directors in a form that will attract, retain and motivate qualified industry professionals in an international labor market, and to align the remuneration of the Directors with their short- and long-term performance as well as with interests of the stakeholders of the Company. The compensation of our Directors will be reviewed regularly.

Executive Director Compensation

The total direct compensation program for our Executive Director consists of (i) a base salary, (ii) short-term incentives ("STI") in the form of an annual cash bonus, (iii) long term incentives ("LTI") in the form of performance shares, and (iv) perquisites consisting of a car allowance. Our goal is to provide the Executive Director with a base salary around the 50th percentile and STI and LTI in the range of the 50th to 75th percentile of our peer group discussed below.

Overall, for 2016 and 2017, at risk compensation was 79% of total direct compensation at target pay-out of both STI and LTI and 86% of total direct compensation at maximum pay-out of both STI and LTI. For 2018, at risk compensation was 83% of total direct compensation at target pay-out of both STI and LTI and 89% of total direct compensation at maximum pay-out of both STI and LTI. The actual value of the annual LTI award to the Executive Director is dependent on (1) the number of shares actually earned based on the Company's relative Total Shareholder Return ("TSR") performance against the constituents of the S&P SmallCap 600 and (2) the Company's share price on the vesting date. The charts included below have been based on (i) the number of shares awarded at target and at maximum pay-out and (ii) have been valued based on the Company's January average closing share price in the award years 2016, 2017 and 2018, respectively. In each of these award years the Conditional Award date was February 1. These charts do not take into account any appreciation or depreciation of the Company share price that may occur over the performance period.


2016
At Target Total Direct Compensation
21%
20%
59%
2016
Maximum Total Direct Compensation
14%
19%
67%
Base Salary & Car Allowance
STI: Cash Bonus
LTI: Performance Shares

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The Company operates in a highly competitive and fast-growing environment where most of our peers are U.S. headquartered companies. We therefore fashion our compensation structures and pay mix to blend both European and U.S. practices. We assess the compensation of the Executive Director against the compensation of executive directors at peer companies based on data provided by Mercer. Our peer group consists of the companies listed below, most of which have European operations and with whom we compete for talent and/or customers and capital. The benchmarking analysis takes into consideration the relative Company size, the Company’s European aspects, and the growth trajectory of our Company. We benchmark our compensation levels every three years, under the guidance of the Compensation Committee, with the most recent analysis performed by Mercer in March 2017. Our peer group consists of the following companies: •  Akamai Technologies •  Equinix •  Red Hat •  Autodesk •  F5 Networks •  Synopsys •  Coresite Realty •  Factset Research Systems •  Trimble Navigation 62

- CyrusOne
- Internap Network Services
- Digital Realty Trust

Short Term Incentive

The STI plan for our Executive Director provides for an annual cash bonus. The annual at target value of the cash bonus is 110% of base salary (the "Target Cash Bonus") for 2017 and 2018 (compared to 100% of base salary for 2016), with a maximum pay-out opportunity of 145% of the Target Cash Bonus. The actual pay-out from the STI plan depends on the achievement of Revenue, Adjusted EBITDA Margin, and individual objectives, all measured over the performance year. These performance objectives are set each year by the Compensation Committee at the beginning of the performance period and are based on the Company's operating plan. Individual objectives are focused on internal organizational improvements.

The performance achievement on each of these measures, together with their weighting, determine the pay-out of the cash bonus in accordance with the table below, with pay-outs for performance between the levels shown determined based on linear interpolation.

Pay-out as % of Target Cash Bonus

	Pay-out at Threshold Performance (% of Target Cash Bonus)	Pay-out at Target Performance (% of Target Cash Bonus)	Pay-out at Maximum Performance (% of Target Cash Bonus)
Revenue	0%	40%	60%
Adjusted EBITDA Margin	0%	40%	60%
Individual Performance Objectives	0%	20%	25%
Pay-out as % of Target Cash Bonus	0%	100%	145%

The cash bonus is paid once Shareholders approve the annual accounts for the performance year at the Annual General Meeting in the following year.

Long Term Incentive

On May 13, 2017 the Board adopted the InterXion Holding N.V. 2017 Executive Director Long-Term Incentive Plan (the "2017 Plan"), which was subsequently approved by the Annual General Meeting. The 2017 Plan provides for a number of changes in our Executive Director's long-term incentive plan to further align his long-term incentive compensation (as formerly awarded under the terms and conditions of the InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan, the "2013 Plan") with best practices [1] .

Pursuant to the 2017 Plan, performance shares are conditionally awarded on an annual basis at the beginning of each performance year. The number of performance shares conditionally awarded per annum (the "Conditional Award") is determined by the target value for the year, and the average Company closing share price and USD/EUR exchange rate during the month of January in the first performance year.

The annual at target value of the conditional award to our Executive Director in 2016 and 2017 was 300% of base salary. In June 2018 the Board approved an increase of the Target LTI Award from 300% to 400% of annual salary to better align his target total compensation package and its individual compensation elements with the industry (peer group) benchmark and Interxion's executive compensation philosophy.

The Conditional Award of performance shares to the Executive Director is granted at target and subject to the Company's TSR performance relative to the TSR performance of the constituents of the S&P Small Cap 600 over a three-year period. The three-year performance period runs from January 1 in the first performance year through December 31 in the third performance year. The basis for the performance achievement calculation is the average closing share price in the month of January in the first performance year, and the average closing share price in the month of December in the third performance year. Performance is measured on a percentile ranking basis, with Final Award pay-outs in accordance with the performance/pay-out table below:

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TSR Performance Categories (S&P SmallCap 600 Constituents)	Final Award pay-out (% of number of performance shares conditionally awarded)
75th Percentile or greater	175%
50th Percentile	100%
25th Percentile	25%
Less than 25th Percentile	0%

1 The terms and conditions of the 2017 Plan not only apply to the 2017 and 2018 conditional performance share award and future awards to our Executive Director, but also retroactively to shares from the conditional performance share awards made to the Executive Director in 2015 and 2016, that were unvested at the time of the adoption of the 2017 Plan.

For performance between percentile levels shown, pay-outs are linearly interpolated.

This pay-out scale was developed to achieve an approach that is consistent with common practices at US companies and those companies in our peer group.

Subject to the relative TSR performance threshold being met, the performance shares will vest in two equal instalments. The first instalment (50% of the Final Award) will vest upon approval at the Company's Annual General Meeting in the year following the end of the three-year performance period. The second instalment (50% of the Final Award) will vest on the fourth anniversary of the Conditional Award.

The 2017 Plan has no additional holding requirements. The Compensation Committee carefully considered whether implementation of a holding period or stock ownership requirement was appropriate at the time of the adoption of the plan. Considering that our Executive Director has a substantial personal shareholding in the Company's shares, the Committee decided that such provisions are not currently necessary. The Board and the Compensation Committee are constantly striving to ensure strong alignment of our Executive Director's interests with long-term shareholder value throughout his employment with the Company and will keep this matter under regular review. Upon a change of control AND (i) in the event the performance share plan or the individual award agreement is terminated, or (ii) the management agreement between the Executive Director and the Company is terminated by the Company other than for cause, or (iii) the Executive Director is offered a position which is a material demotion to the current position, all performance shares will vest and become exercisable immediately.

Upon retirement, permanent disability or death of the Executive Director, all outstanding and unvested portions of awards will be pro-rated for the period served during the performance period. The pro-rated number of shares will then be adjusted for relative TSR performance over the three-year performance period, and vest in accordance with the vesting schedule of the plan.

In the event the management agreement between the Executive Director and the Company is terminated for cause, all vested and unvested parts of awards made pursuant to the 2017 Plan will be forfeited immediately.

Potential Compensation Pay-Outs

The tables below summarize our Executive Director's potential compensation amounts in 2016, 2017 and 2018, including both at target and at maximum payout of STI and LTI (amounts in €'000).

	2016 – annual at target amounts		2017 – annual at target amounts		2018 – annual at target amounts	
Base salary	550		550		550	
Car allowance	40		40		40	
STI: Cash bonus	550	(100% of Base Salary)	605	(110% of Base Salary)	605	(110% of Base Salary)
LTI: Performance shares	1,650	(300% of Base Salary)	1,650	(300% of Base Salary)	2,200	(400% of Base Salary)
Total direct compensation	2,790		2,845		3,395	

	2016 – annual maximum amounts		2017 – annual maximum amounts		2018 – annual maximum amounts	
Base salary	550		550		550	
Car allowance	40		40		40	
STI: Cash bonus	798	(145% of at target cash bonus)	877	(145% of at target cash bonus)	877	(145% of at target cash bonus)
LTI: Performance shares	2,887	(175% of at target award in # shares)	2,887	(175% of at target award in # shares)	3,850	(175% of at target award in # shares)
Total direct compensation	4,275		4,354		5,317	

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* The 2016, 2017 and 2018 Conditional Awards of performance shares were calculated at 61,469, 46,808 and 45,116 performance shares, respectively, based on the annual at target LTI value of 300% of the Executive Director’s base salary for 2016 and 20 17, the annual at target LTI value of 400% of the Executive Director’s base salary for 2018, and the January averages of the Company’s closing share price and the USD/EURO exchange rate in the award years 2016, 2017 and 2018. The LTI values are the values at target and at maximum pay-out and do not take into account any appreciation or depreciation of the Company’s share price that may occur over the performance period. STI: Actual Short-Term Incentive Pay-outs: 2016 Achievement Against target In 2016, the Target Cash Bonus for our Executive Director was €550,000, or 100% of base salary, with a maximum pay-out opportunity of 145% of the Target Cash Bonus. The table below sets out the performance targets set for 2016 and the achievement against them. Target Target Actual Pay-out (% of Weighting Performance Performance Target Cash Bonus) Revenue (in million €) 40% 424.0 421.8 28.6 % Adjusted EBITDA Margin 40% 44.9% 45.3% 60 % Individual Performance Objectives 20 % Met 20 % Overall Performance Achievement 100% 108.6 % Based on actual performance delivered in the performance year 2016, an STI cash bonus pay-out of €597,143 (108.6% of the Target Cash Bonus) was approved by the Board in February 2017. The STI cash bonus was paid upon Shareholder approval of the 2016 annual accounts at the Annual General Meeting in June 2017. The Revenue and the Adjusted EBITDA Margin targets were set for Revenue and Adjusted EBITDA based on the definition of these financial measures as set out in the Consolidated Financial Statements. STI: Actual Short-Term Incentive Pay-outs: 2017 Achievement Against target In 2017, the Target Cash Bonus for our Executive Director was €605,000, or 110% of base salary, with a maximum pay-out opportunity of 145% of the Target Cash Bonus. The table below sets out the performance targets set for 2017 and the achievement against them. Target Target Actual Pay-out (% of Weighting Performance Performance Target Cash Bonus) Revenue (in million €) 40% 473.5 493.5 60.0 % Adjusted EBITDA Margin 40% 45.5% 45.0% 27.3 % Individual Performance Objectives 20% 115.0% 23.0 % Overall Performance Achievement 100% 110.3 % For 2017, the performance against the Revenue and Adjusted EBITDA Margin target was calculated based on constant currency. Current and comparative prior period results for entities reporting in currencies other than Euro are converted into Euro using the YTD average exchange rates from the prior period rather than the actual exchange rates in effect during the current period. Reported Revenue and Adjusted EBITDA Margin were €489.3 million and 45.2%, respectively. Based on actual performance delivered in the performance year 2017, an STI cash bonus pay-out of €667,585 (110.3% of the Target Cash Bonus) was approved by the Board in April 2018. The cash bonus was paid upon Shareholder approval of the 2017 annual accounts at the Annual General Meeting in June 2018. Actual Short-Term Incentive Pay-outs: 2018 Achievement Against target In 2018, the Target Cash Bonus for our Executive Director was €605,000, or 110% of base salary, with a maximum pay-out opportunity of 145% of the Target Cash Bonus. The table below sets out the performance targets set for 2018 and the achievement against them. Target Target Actual Pay-out (% of at Weighting Performance Performance target cash bonus) Revenue (in million €) 40% 561.5 564.7 54.1 % Adjusted EBITDA Margin 40% 45.8% 45.9% 43.4% 65

Individual Performance Objectives	20%	120.0%	24.0%
Overall Performance Achievement %	100%		121.5%

For 2018, the performance against the Revenue and Adjusted EBITDA Margin target was calculated based on constant currency. Current and comparative prior period results for entities reporting in currencies other than Euro are converted into Euro using the YTD average exchange rates from the prior period rather than the actual exchange rates in effect during the current period. Reported Revenue and Adjusted EBITDA Margin were €561.8 million and 45.9%, respectively.

Based on actual performance delivered in the performance year 2018, an STI cash bonus pay-out of €735,015 (121.5% of the Target Cash Bonus) was approved by the Board in April 2019. The cash bonus will be paid upon Shareholder approval of the 2018 annual accounts at the Annual General Meeting in 2019.

LTI: Performance Shares Vested from 2014 and 2015 Performance Years

On 6 June 2018 a tranche of 35,432 performance shares vested with a value of €1.982 million (vesting share price $65.77). These shares related to the 2014 performance year and were awarded in accordance with the terms and conditions of the previous 2013 Plan. They received shareholder approval at the 2016 Annual General Meeting.

With regards to the 2015 performance year, the unvested portion of the 2015 Conditional Award (50% of the Conditional Award, or 34,320 performance shares) was subject to three-year relative TSR performance, in accordance with the terms and conditions of the 2017 Plan.

The following table provides the TSR performance of the constituents of the S&P SmallCap 600 and Interxion's stock over the period January 1, 2015 through December 31, 2017. Interxion's stock increased from $27.95 to $57.41 over the three-year performance period, which equals a three-year cumulative TSR performance of 105%. Based on Interxion stock's three-year cumulative TSR performance of 105%, Interxion ranked at the 85 th percentile of the S&P SmallCap 600.

TSR performance categories	2015-2017 Actual Cumulative TSR performance*
S&P SmallCap 600 constituents	
75th Percentile	74%
50th Percentile	32%
25th Percentile	-9%
Interxion 85th Percentile	105%

* Starting price is the average closing share price in the month of January 2015, ending price reflects the average closing share price in the month of December 2017. Includes share price appreciation/depreciation, re-investment of dividends and the compounding effect of dividends paid on re-invested dividends, all over the relevant performance period.

Based on Interxion's 85th percentile performance and in accordance with the plan performance/pay-out table, 175% of the Conditional Award to the Executive Director (60,060 shares) was earned. The Final Award of 60,060 performance shares was approved by the Board in April 2018 and by the shareholders at the 2018 Annual General Meeting. 50% of the Final Award (30,030 performance shares) vested on August 8, 2018 at the value of €1.664 million (vesting share price $64.28). The remaining 50% of the Final Award (30,030 performance shares) vested on March 11, 2019 at the value of €1.682 million (vesting share price U.S. $ 62.96).

2016 – 2018 Long-Term Incentive Awards

The following table provides the number of performance shares Conditionally Awarded in 2016, 2017 and 2018 and the number of shares that would potentially be awarded (subject to Board and Shareholder approval at the relevant Annual General Meeting) based on the Company's three-year TSR performance at the 25 th , 50 th , and 75 th percentile performance of the constituents of the S&P SmallCap 600.

Conditional award year	# Performance shares Conditionally Awarded*	**# Performance shares to be awarded based on TSR performance**		
		At 25th percentile	At 50% percentile	At 75th percentile
2016	61,469	15,367	61,469	107,571
2017	46,808	11,702	46,808	81,914
2018	45,116	11,279	45,116	78,953

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* Calculated based on the Company’s January average closing share price of $29.16 (2016), $37.42 (2017) and $59.49 (2018). With respect to the 61,469 performance shares conditionally awarded in 2016, the following table provides the TSR performance of the constituents of the S&P SmallCap 600 and Interxion’s stock over the period January 1, 2016 through December 31, 2018. Interxion’s stock increased from $29.16 to $57.02 over the three-year performance period, which equals a three-year cumulative TSR performance of 96%. Based on Interxion stock’s three-year cumulative TSR performance of 96%, Interxion ranked at the 82 nd percentile of the S&P SmallCap 600. 2016-2018 Actual Cumulative TSR performance categories TSR performance* S&P SmallCap 600 constituents 75 th Percentile 75% 50 th Percentile 35% 25 th Percentile -6% Interxion 82 nd Percentile 96% * Starting price is the average closing share price in the month of January 2016, ending price reflects the average closing share price in the month of December 2018. Includes share price appreciation/depreciation, re-investment of dividends and the compounding effect of dividends paid on re-invested dividends, all over the relevant performance period. Based on Interxion’s 82 nd percentile performance and in accordance with the performance/pay-out table in the 2017 Plan, 175% of the performance shares conditionally awarded in 2016, was earned. The Final Award has been calculated at 107,571 shares and was approved by the Board in April 2019. The Final Award will be subject to shareholder approval at the 2019 Annual General Meeting. Should the Final Award be approved, the shares will vest in two equal instalments. The first instalment of 53,786 shares (50% of the Final Award of performance shares) will vest upon approval at the 2019 Annual General Meeting, the second instalment of 53,785 shares (50% of the Final Award of performance shares) will vest on January 1, 2020. With respect to the performance shares conditionally awarded in 2017 and 2018, the Company’s three-year TSR performance over the 2017-2019 and 2018-2020 performance periods will be reviewed in early 2020 and 2021, respectively. The Final Awards will be subject to Board approval and shareholder approval at the Annual General Meetings in 2020 and 2021. Should the final awards be approved, then each Final Award will vest in two equal instalments. The first instalment (50% of the Final Award) will vest upon shareholder approval at the relevant Annual General Meeting. The second instalment will vest on January 1 of the following year. 27 Events subsequent to the balance sheet date Increased capacity under Revolving Facility During the first quarter of 2019, the Group increased capacity under the Revolving Facility by €100.0 million for total commitment of €300.0 million. Purchase of share in Icolo Ltd. During 2019, the Group entered into an agreement to purchase 40% of the share capital of Icolo Ltd., and certain convertible loans which were previously granted to Icolo Ltd. by the sellers. The transaction price for both the shares and the convertible loans amounts to USD 5.7 million. After completion of this transaction, the Group will apply IAS 28 – Investments in Associates and Joint Ventures and account for the shares as an investment in an associate. 28 Correction of errors During the implementation of IFRS 16 – Leases the Company identified that for a limited number of data center leases entered into since 2000, with fixed or minimum annual indexation, the lease costs recognized in prior periods had not been recognized in accordance with IAS 17 – Leases . IAS 17 requires that total minimum lease costs be recognized on a straight-line basis over the term of the relevant lease. The identified error relates to the timing of the recognition of certain lease costs in the period since 2000 and does not result in an increase in the total costs recognized over the term of the relevant leases nor does it impact cash flows. While the impact of the error was inconsequential to and has therefore not been adjusted in the Income Statement for 2017 and 2016, certain comparative balance sheet figures as of December 31, 2017, December 31, 2016 and January 1, 2016 have been corrected for the cumulative impact of this error as follows: 67

Consolidated statement of financial position Impact of correction of error (€’000) As previously January 1, 2016 reported Adjustments As corrected Total liabilities and shareholders’ equity 1,252,064 — 1,252,064 Other non -current liabilities 12,049 10,182 22,231 Deferred tax liability 9,951 (1,832) 8,119 Trade payables and other liabilities 162,629 33 162,662 Total liabilities 744,647 8,383 753,030 Foreign currency translation reserve 20,865 (84) 20,781 Accumulated profit/(deficit) (30,043) (8,299) (38,342) Total Shareholders’ equity 507,417 (8,383) 499,034 Impact of correction of error (€’000) As previously December 31, 2016 reported Adjustments As corrected Total liabilities and shareholders’ equity 1,482,665 — 1,482,665 Other non -current liabilities 11,718 8,852 20,570 Deferred tax liability 9,628 (1,603) 8,025 Trade payables and other liabilities 171,399 34 171,433 Total liabilities 933,896 7,283 941,179 Foreign currency translation reserve 9,988 1,016 11,004 Accumulated profit/(deficit) 8,293 (8,299) (6) Total Shareholders’ equity 548,769 (7,283) 541,486 Impact of correction of error (€’000) As previously December 31, 2017 reported Adjustments As corrected Total liabilities and shareholders’ equity 1,702,071 — 1,702,071 Other non -current liabilities 15,080 8,591 23,671 Deferred tax liability 21,336 (1,558) 19,778 Trade payables and other liabilities 229,878 34 229,912 Total liabilities 1,105,343 7,067 1,112,410 Foreign currency translation reserve 2,948 1,232 4,180 Accumulated profit/(deficit) 47,360 (8,299) 39,061 Total Shareholders’ equity 596,728 (7,067) 589,661 68